Exhibit 10.1

CREDIT AGREEMENT

Dated as of March 23, 2018

among

STERIS PLC,

as a Borrower,

STERIS CORPORATION,

as a Borrower,

The Guarantors Party Hereto,

VARIOUS FINANCIAL INSTITUTIONS,

as Lenders,

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A.

and

KEYBANK NATIONAL ASSOCIATION

as Syndication Agents

CITIBANK, N.A.

and

PNC BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

KEYBANK NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

SCHEDULES

Schedule I	–	Commitments
Schedule II	–	Administrative Agent’s Office; Certain Addresses for Notices
Schedule III	–	Swingline Commitments
Schedule IV	–	Existing Letters of Credit
Schedule 4.01(f)	–	Legal Proceedings
Schedule 5.01(i)	–	Affiliate Transactions
Schedule 5.02(a)	–	Liens
Schedule 5.02(e)	–	Subsidiary Indebtedness

EXHIBITS

Exhibit A	–	Form of Notice of Borrowing
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C-1	–	Form of Tax Compliance Certificate
Exhibit C-2	–	Form of Tax Compliance Certificate

-iii-

Exhibit C-3	–	Form of Tax Compliance Certificate
Exhibit C-4	–	Form of Tax Compliance Certificate
Exhibit D	–	Form of Borrower Joinder Agreement
Exhibit E	–	Form of Guarantor Joinder Agreement

-iv-

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) dated as of March 23, 2018 is among STERIS plc, a public limited company organized under the laws of England and Wales, (“STERIS plc”), as a Borrower, STERIS Corporation, an Ohio corporation (“STERIS Corporation”), as a Borrower, the other Guarantors (as defined below) that are parties hereto from time to time, the Lenders (as defined below) that are parties hereto, and JPMorgan Chase Bank, N.A., as administrative agent (together with any successor thereto appointed pursuant to Article VII, and including any applicable designated Affiliate, the “Administrative Agent”) for the Lenders.

RECITALS

WHEREAS, the Borrowers are party to the Credit Agreement dated as of March 31, 2015, among the Borrowers, the lenders and agents party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and others (as amended, modified, extended or otherwise supplemented as of the date hereof, the “Existing Credit Agreement”).

WHEREAS, the Borrowers, Lenders and the Administrative Agent desire to repay and terminate in full the Existing Credit Agreement and enter into this Agreement upon and subject to the terms and conditions hereinafter set forth.

IN CONSIDERATION THEREOF the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01    Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisitions” means the indirect or direct acquisition of (a) all of the outstanding capital stock of STERIS Corporation by STERIS plc pursuant to that certain Agreement and Plan of Merger, dated as of October 13, 2014, by and among STERIS Corporation and other parties thereto, as amended, and (b) all of the outstanding shares of Synergy Health plc.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule II, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in the form supplied by the Administrative Agent.

“Advance” means any Swingline Advance or Revolving Advance, as appropriate.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning set forth in Section 9.02(c).

“Agents” means, collectively, the Administrative Agent, the Joint Lead Arrangers, each Syndication Agent and each Documentation Agent.

“Aggregate Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments of all Lenders at such time.

“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Revolving Credit Exposures of all Lenders at such time.

“Agreement” has the meaning set forth in the introduction hereto.

“Agreement Currency” has the meaning set forth in Section 9.16.

“Alternative Currency” means (x) Sterling, Euro, Canadian Dollars, Australian Dollars, Swedish Kronor, Swiss Francs, Japanese Yen and (y) any other readily available currency freely convertible into Dollars, in the case of this clause (y) (a) for which Eurocurrency Rates can be determined by reference to the applicable Bloomberg screen as provided in the definition of “Eurocurrency Rate” and (b) that has been designated by the Administrative Agent as an Alternative Currency at the request of the Borrowers and with the consent of (i) the Administrative Agent and (ii) each Lender with a Revolving Commitment. In order to implement any Alternative Currency approved by the applicable Lenders as set forth in clause (y), the Administrative Agent and the Borrowers may make any technical or operational changes to this agreement as necessary without any further consent from any Lenders.

“Alternative Currency Advance” means an Advance denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, on any date, (a) with respect to any amount in an Alternative Currency, such amount, and (b) with respect to any amount in any currency other than such Alternative Currency, the equivalent in such Alternative Currency of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Spot Rate with respect to such currency at the time in effect pursuant to the provisions of such Section 1.05.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Sublimit” means $500,000,000. Wherever this Agreement states that the Dollar Equivalent of the Aggregate Revolving Credit Exposure denominated in Alternative Currencies may not exceed the Alternative Currency Sublimit (or words of like import or effect), such concept shall also be deemed to include a restriction that at no time shall the Dollar Equivalent of the Aggregate Revolving Credit Exposure denominated in Swedish Kronor exceed $100,000,000.

“Anti-Corruption Laws” has the meaning set forth in Section 4.01(s).

“Applicable Adjusted Percentage” means, with respect to any Lender, the percentage of the Aggregate Revolving Commitments, represented by such Lender’s Revolving Commitment; provided that when a Defaulting Lender shall exist, then such percentage shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment (if the Revolving Commitments have terminated or expired, the Applicable Adjusted Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures at that time).

“Applicable Creditor” has the meaning set forth in Section 9.16.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” or similar concept in its Administrative Questionnaire or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office, branch, Subsidiary or affiliate of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Applicable Margin” means the rate per annum set forth under the corresponding heading below based on the Level set forth below in effect as of such date:

	Applicable Margin
	Leverage Ratio	Applicable Margin for Eurocurrency Rate Advances	Applicable Margin for Base Rate Advances	Facility Fee
Level 1	Greater than or equal to 3.00:1.00	1.30%	0.30%	0.20%
Level 2	Less than 3.00:1.00 but greater than or equal to 2.50:1.00	1.20%	0.20%	0.175%
Level 3	Less than 2.50:1.00 but greater than or equal to 2.00:1.00	1.10%	0.10%	0.15%
Level 4	Less than 2.00:1.00 but greater than or equal to 1.50:1.00	1.00%	0%	0.125%
Level 5	Less than 1.50:1.00 but greater than or equal to 1.00:1.00	0.90%	0%	0.10%
Level 6	Less than 1.00 to 1.00	0.80%	0%	0.075%

For the period from the Closing Date until the last day of the calendar month in which the financial statements are delivered for the first fiscal quarter that the financial covenants in Section 5.03 are tested (or, if earlier, required to be delivered) to the Administrative Agent, the pricing grid shall be deemed to be the Level set forth above that would be applicable based on the last delivered financial statements under the Existing Credit Agreement prior to the Closing Date. Changes to the applicable Facility Fee and Applicable Margin shall be effective as of the first day of the first calendar month (the “Reset Date”) after the date upon which the Administrative Agent is delivered (or, if earlier, required to be delivered), the required financial statements of STERIS plc. In the event that the applicable financial statements are not delivered on or prior to such Reset Date or to the extent an Event of Default has occurred and is continuing on such Reset Date, the applicable Level shall be deemed to be Level 1 from such Reset Date until such event is cured.

“Applicable Minimum Amount” means with respect to (i) Revolving Advances (other than Swingline Advances), an amount equal to (1) if such Advances are denominated in Dollars, in the case of Eurocurrency Rate Advances, $5,000,000 or a whole multiple of $1,000,000 in excess thereof and in the case of Base Rate Advances, $1,000,000 or a whole multiple of $250,000 in excess thereof, (2) if such Advances are denominated in Pounds Sterling, £5,000,000 or a whole multiple of £1,000,000 in excess thereof, (3) if such Advances are denominated in Euro, €5,000,000 or a whole multiple of €1,000,000 in excess thereof, (4) if such Advances are denominated in Canadian Dollars, C$5,000,000 or a whole multiple of C$1,000,000 in excess thereof, (5) if such Advances are denominated in Swiss Francs, SF5,000,000 or a whole multiple of SF1,000,000 in excess thereof, (6) if such Advances are denominated in Japanese Yen, ¥500,000,000 or a whole multiple of ¥100,000,000 in excess thereof, (7) if such Advances are denominated in Australian Dollars, AU$5,000,000 or a whole multiple of AU$1,000,000 in excess thereof, (8) if such Advances are denominated in Swedish Kronor, SEK35,000,000 or a whole multiple of SEK7,000,000 in excess thereof, (9) if such Advances are denominated in another Alternative Currency, the Alternative Currency Equivalent of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (ii) in the case of Swingline Advances, (1) if such Advances are denominated in Dollars, $1,000,000 or a whole multiple of $250,000 in excess thereof, (2) if such Advances are denominated in Pounds Sterling, £1,000,000 or a whole multiple of £250,000 in excess thereof and (3) if such Advances are denominated in Euro, €1,000,000 or a whole multiple of €250,000 in excess thereof.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

“Australian Dollars” or the sign “AU$” means the lawful currency of the Commonwealth of Australia.

“Availability Period” means the period from the Closing Date to the Revolving Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the NYFRB Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate,” and (c) the Eurocurrency Rate for a one-month Interest Period plus 1.00%. The “prime rate” is a rate set by JPMorgan Chase Bank, N.A. based upon various factors including JPMorgan Chase Bank, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.10 hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.09(a)(i).

“Borrowed Debt” means any Debt for money borrowed, including loans, hybrid securities, debt convertible into Equity Interests and any Debt represented by notes, bonds, debentures or other similar evidences of Debt for money borrowed.

“Borrower” means, to the extent party hereto, each of STERIS plc, STERIS Corporation and any Designated Borrowers.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2, duly completed and filed by the relevant Borrower, which:

(i)     where it relates to a Treaty Lender that is a Lender on the day on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated opposite such Lender’s name in Part I of Schedule I; and

(1)    where the relevant Borrower is a Borrower on the Closing Date, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(2)    where the relevant Borrower has become a Borrower after the Closing Date, is filed with HM Revenue & Customs within 30 days of the date on which that relevant Borrower becomes such a Borrower; or

(ii)    where it relates to a Treaty Lender that is a New Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Acceptance, and:

(1)    where the relevant Borrower is a Borrower as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of that Transfer Date; or

(2)    where the relevant Borrower is not a Borrower as at the relevant Transfer Date, is filed with HM Revenue & Customs within 30 days of the date on which that relevant Borrower becomes a Borrower.

“Borrower Materials” has the meaning specified in the last paragraph of Section 5.01.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type and currency made by each of the Lenders to the Borrowers pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to obligations denominated in Dollars is located; provided, that (a) when used in connection with a Eurocurrency Rate Advance, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the relevant currency in the interbank eurocurrency market, (b) when used in connection with an Alternative Currency Advance, the term “Business Day” shall also exclude any day on which commercial banks in London (or in the case of Swingline Foreign Currency Advances, the city in which the relevant funding office of such Swingline Lender is located) are authorized or required by law to remain closed and (c) when used in connection with Eurocurrency Rate Advances denominated in Euro, the term “Business Day” shall also exclude any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (which utilizes a single shared platform and which was launched on November 19, 2007 (TARGET2)) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is not open for settlement of payment in Euro.

“Canadian Dollars” or the sign “C$” means the lawful currency of Canada.

“Cash Equivalents” means (a) marketable direct obligations with maturities of one year or less from the date of acquisition, issued by or fully guaranteed or insured by (i) the United States Government or any agency or instrumentality thereof or (ii) any member state of the European Union; (b) marketable general obligations issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any political subdivision, agency or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any other foreign government or any agency or instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, which are rated at least A- by S&P or A-1 by Moody’s; (c) marketable direct obligations with maturities of one year or less from the date of acquisition, issued by an issuer rated at least A-/A-1 by S&P or

A3/P-1 by Moody’s; or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within one year from the date of acquisition; (d) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, notes, debt securities, bankers’ acceptances and repurchase agreements, in each case having maturities of one year or less from the date of acquisition, issued, and money market deposit accounts issued or offered, by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or foreign commercial bank of recognized standing having combined capital and surplus of not less than $100,000,000 or any bank (or the parent company of any such bank) whose short-term commercial paper rating from S&P is at least A-1 or from Moody’s is at least P-2 or an equivalent rating from another rating agency; (e) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and, in either case, maturing within one year from the date of acquisition; (f) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than 30 days, with respect to notes or other securities described in clause (a) of this definition; (g) any notes or other debt securities or instruments issued by any Person, (i) the payment and performance of which is premised upon (A) securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of such state, commonwealth or territory or any public instrumentality or agency thereof or any foreign government or (B) loans originated or acquired by any other Person pursuant to a plan or program established by any Governmental Authority that requires the payment of not less than 95% of the outstanding principal amount of such loans to be guaranteed by (1) a specified Governmental Authority or (2) any other Person (provided that all or substantially all of such guarantee payments made by such Person are contractually required to be reimbursed by any other Governmental Authority), (ii) that are rated at least AAA by S&P and Aaa by Moody’s and (iii) which are disposed of by STERIS plc or any member of the Consolidated Group within one year after the date of acquisition thereof; (h) shares of money market, mutual or similar funds that (i) invest in assets satisfying the requirements of clauses (a) through (g) (or any of such clauses) of this definition, and (ii) have portfolio assets of at least $1,000,000,000; (i) any other investment which constitutes a “cash equivalent” under GAAP as in effect from time to time; and (j) any other notes, securities or other instruments or deposit-based products consented to in writing by the Administrative Agent.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Closing Date” means the date on which each of the conditions set forth in Section 3.01 have been satisfied (or waived in accordance with Section 9.01).

“Closing Date Party” means each of: (i) Solar New US Holding Co, LLC, (ii) Solar New US Parent Co, LLC, (iii) Solar US Acquisition Co, LLC, (iv) American Sterilizer Company, (v) Synergy Health US Holdings, Inc., (vi) STERIS Inc., (vii) Isomedix Inc., (viii) Isomedix Operations Inc., (ix) STERIS Instrument Management Services, Inc., (x) STERIS Europe, Inc., (xi) United States Endoscopy Group, Inc., (xii) Synergy Health Limited, (xiii) Synergy Health Holdings Limited, (xiv) Synergy Health Sterilisation UK Limited, and (xv) Synergy Health (UK) Limited.

“Commitment” means as to any Lender, the commitment of such Lender to make an Advance hereunder, as such commitment may be increased or reduced from time to time pursuant to the terms hereof.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” means, for any fiscal period, the Consolidated net income of the Consolidated Group for such period determined in accordance with GAAP plus the following, to the extent deducted in calculating such Consolidated net income: (a) Consolidated Interest Expense, (b) the provision for Federal, state, local and foreign taxes based on income, profits, revenue, business activities, capital or similar measures payable by STERIS plc and its Subsidiaries in each case, as set forth on the financial statements of the Consolidated Group, (c) depreciation (including depletion) and amortization expense, (d) any extraordinary or unusual charges, expenses or losses, (e) net after-tax losses (including all fees and expenses or charges relating thereto) on sales of assets outside of the ordinary course of business and net after-tax losses from discontinued operations, (f) any net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement of debt, (g) any other non-recurring or non-cash charges, expenses or losses (including charges, fees and expenses incurred in connection with the Transactions); provided that for any period of four consecutive fiscal quarters nonrecurring cash expenses added back pursuant to this clause (g) (other than those in connection with the Transactions or any acquisition) shall not exceed the greater of (x) $50,000,000 and (y) 10% of Consolidated EBITDA (before giving effect to such nonrecurring cash add back) for the applicable four quarter period, (h) minority interest expense, and (i) non-cash stock option expenses, non-cash equity-based compensation and/or non-cash expenses related to stock-based compensation, and minus, to the extent included in calculating such Consolidated net income for such period, the sum of (i) any extraordinary or unusual income or gains, (ii) net after-tax gains (less all fees and expenses or charges relating thereto) on the sales of assets outside of the ordinary course of business and net after-tax gains from discontinued operations (without duplication of any amounts added back in clause (b) of this definition), (iii) any net after-tax gains (less all fees and expenses or charges relating thereto) on the retirement of debt, (iv) any other nonrecurring or non-cash income and (v) minority interest income, all as determined on a Consolidated basis. Consolidated EBITDA will be calculated on a pro forma basis as if the Transactions and any related incurrence or repayment of Debt by STERIS plc or any of its Subsidiaries had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition other than cost savings permitted to be included under Regulation S-X of the Securities and Exchange Commission. In addition, in the event that STERIS plc or any of its Subsidiaries acquired or disposed of any Person, business unit or line of business or made any investment during the relevant period, Consolidated EBITDA will be determined giving pro forma effect to such acquisition, disposition or investment as if such acquisition, disposition or investment and any related incurrence or repayment of Debt had occurred on the first day of the relevant period, but shall not take into account any cost savings projected to be realized as a result of such acquisition or disposition other than cost savings permitted to be included under Regulation S-X of the Securities and Exchange Commission; provided, that if appropriate financial items to calculate Consolidated EBITDA on a pro forma basis for an acquisition or investment are unavailable or were not prepared in accordance with GAAP, then STERIS plc may elect not to include such financial items relating to such acquisition or investment if the amount of Consolidated EBITDA attributable to such acquisition or investment as reasonably determined in good faith by STERIS plc is greater than or equal to $0 or is less negative than negative $25,000,000.

“Consolidated Group” means STERIS plc and its Subsidiaries.

“Consolidated Interest Expense” means, for any fiscal period, the total interest expense of the Consolidated Group on a Consolidated basis determined in accordance with GAAP, including the imputed interest component of capitalized lease obligations during such period, and all commissions, discounts and other fees and charges owed with respect to letters of credit, if any, and net costs under Hedge Agreements relating to interest rates; provided that if STERIS plc or any of its Subsidiaries acquired or disposed of any Person or line of business during the relevant period, Consolidated Interest Expense will be determined giving pro forma effect to any incurrence or repayment of Debt related to such acquisition or disposition as if such incurrence or repayment of Debt had occurred on the first day of the relevant period.

“Consolidated Total Assets” means, as of any date of determination, the net book value of all assets at such date as reflected on the Consolidated balance sheet of STERIS plc most recently delivered pursuant to Section 5.01(j)(i) or Section 5.01(j)(ii) (or prior thereto, as set forth in the most recent Previously Delivered Financial Statements).

“Consolidated Total Debt” means, as of any date of determination, the aggregate amount of Borrowed Debt of the Consolidated Group determined on a Consolidated basis as of such date.

“Continuing Director” means, for any period, an individual who is a member of the board of directors of STERIS plc on the first day of such period or whose election to the board of directors of STERIS plc is approved by a majority of the other Continuing Directors.

“Conversion,” “Convert,” or “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.11.

“CTA” means the Corporation Tax Act 2009.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below directly guaranteed in any manner by such Person, or the payment of which is otherwise provided for by such Person, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement specified in Article VI that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.09(b).

“Defaulting Lender” means, subject to Section 2.20(c), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or a Borrower, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (A) the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (B) in the case of a solvent Person, the precautionary appointment of an administrator, guardian or custodian or similar official by a Governmental Authority under or based on the law of the country where such Person is organized if the applicable law of such jurisdiction requires that such appointment not be publicly disclosed, in any such case, where such ownership or action, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding as to such Lender absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.20(c)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Designated Borrower” has the meaning specified in Section 9.17.

“Direction” has the meaning specified in Section 2.16(g)(iv)(C)(1).

“Disinterested Director” means, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” has the meaning specified in Section 5.02(f).

“Documentation Agents” means Citibank, N.A. and PNC Bank National Association.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Dollar Equivalent” means, on any date, with respect to any amount in any currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Spot Rate with respect to such currency at the time in effect pursuant to the provisions of such Section 1.05.

“Dollars” and the “$” sign each means lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Embargoed Person” means (a) any country or territory that is the target of a sanctions program administered by OFAC or (b) any Person that (i) is or is owned or controlled by a Person publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC, (ii) is the target of a sanctions program or sanctions list (A) administered by OFAC, the European Union or Her Majesty’s Treasury, or (B) under the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act, and the Iran Threat Reduction and Syria Human Rights Act, each as amended, section 1245 of the National Defense

Authorization Act for Fiscal Year 2012 or any Executive Order promulgated pursuant to any of the foregoing (collectively (A) and (B) referred to as “Sanctions”) or (iii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a Sanctions program administered by OFAC that prohibits dealing with the government of such country or territory (unless, in the case of clauses (i), (ii), or (iii), such Person has an appropriate license to transact business in such country or territory or otherwise is permitted to reside, be organized or chartered or maintain a place of business in such country or territory without violating any Sanctions).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of STERIS plc’s controlled group, or under common control with STERIS plc, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means:

(a)    (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are being met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(b)    the application for a minimum funding waiver with respect to a Plan;

(c)    the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);

(d)    the cessation of operations at a facility of STERIS plc or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA;

(e)    the withdrawal by STERIS plc or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;

(f)    the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or

(g)    the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” or “€” means the single currency of the Participating Member States.

“Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate and if the Eurocurrency Rate shall be less than zero, then the Eurocurrency Rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Advance, or a Base Rate Advance the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means with respect to any Eurocurrency Rate Advance for any Interest Period, (i) to the extent denominated in a currency other than a currency set forth in clauses (ii) through (v) below, the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen, (ii) to the extent denominated in Euro, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant Interest Period displayed on page EURIBOR01 of the Reuters screen, (iii) to the extent denominated in Australian Dollars, the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for Australian Dollars bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen, (iv) to the extent denominated in Swedish Kronor, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other Person that takes over the administration of such rate) for Swedish Kronor with a tenor equal in length to such Interest Period as displayed on the appropriate page of the Reuters screen and (v) to the extent denominated in Canadian Dollars, the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “CDOR Page” of the Reuters screen (or, in each case, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time (or in the case of Canadian Dollars 11:00 A.M. Toronto Ontario time), two Business Days prior to (or in the case of Sterling, Canadian Dollars and Australian Dollars, on the Business Day of) the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the Eurocurrency Base Rate shall be the Interpolated Rate at such time; provided, further, that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the Interpolated Rate shall not be available at such time for such Interest Period with respect to the applicable currency, then the Eurocurrency Base Rate shall be subject to Section 2.10(b). “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent demonstrable error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Eurocurrency Rate Advance” means an Advance denominated in Dollars or an Alternative Currency that bears interest as provided in Section 2.09(a)(ii).

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” has the meaning specified in Section 2.16(a).

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Letters of Credit” means the Letters of Credit listed on Schedule IV.

“Existing STERIS Notes” means (x) STERIS Corporation’s (i) (A) 6.33% Senior Notes, Series A-2, due August 15, 2018 in principal amount of $85,000,000 and (B) 6.43% Senior Notes, Series A-3, due August 15, 2020 in principal amount of $35,000,000 issued under those certain Note Purchase Agreements, each dated as of August 15, 2008, by and among STERIS Corporation and the purchasers named therein; (ii) (A) 3.20% Senior Notes, Series A-1A, due December 4, 2022 in principal amount of $45,500,000, (B) 3.20% Senior Notes, Series A-1B, due December 4, 2022 in principal amount of $45,500,000, (C) 3.35% Senior Notes, Series A-2A, due December 4, 2024 in principal amount of $40,000,000, (D) 3.35% Senior Notes, Series A-2B, due December 4, 2024 in principal amount of $40,000,000, (E) 3.55% Senior Notes, Series A-3A, due December 4, 2027 in principal amount of $12,500,000 and (F) 3.55% Senior Notes, Series A-3B, due December 4, 2027 in principal amount of $12,500,000 issued under those certain Note Purchase Agreements, each dated as of December 4, 2012, by and among STERIS Corporation and the purchasers named therein; and (iii) (A) 3.45% Senior Notes, Series A-1, due May 14, 2025 in principal amount of $125,000,000, (B) 3.55% Senior Notes, Series A-2, due May 14, 2027 in principal amount of $125,000,000 and (C) 3.70% Senior Notes, Series A-3, due May 14, 2030 in principal amount of $100,000,000 issued under those certain Note Purchase Agreements, each dated as of May 15, 2015, by and among STERIS Corporation and the purchasers named therein and (y) STERIS plc’s (A) 3.93% Senior Notes, Series A-1, due February 27, 2027 in principal amount of $50,000,000, (B) 1.86% Senior Notes, Series A-2, due February 27, 2027 in principal amount of €60,000,000, (C) 4.03% Senior Notes, Series A-3, due February 27, 2029 in principal amount of $45,000,000, (D) 2.04% Senior Notes, Series A-4, due February 27, 2029 in principal amount of €20,000,000, (E) 3.04% Senior Notes, Series A-5, due February 27, 2029 in principal amount of £45,000,000, (F) 2.30% Senior Notes, Series A-6, due February 27, 2032 in principal amount of €19,000,000 and (G) 3.17% Senior Notes, Series A-7, due February 27, 2032 in principal amount of £30,000,000 issued under those certain Note Purchase Agreements, each dated as of January 23, 2017, by and among STERIS plc and the purchasers named therein.

“Facility Fees” has the meaning set forth in Section 2.06(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements between the United States and any other jurisdiction entered into in connection with the foregoing (including any treaty, law, regulation or other official guidance adopted pursuant to any such intergovernmental agreement).

“FATCA Deduction” means a deduction or withholding from a payment under a Loan Document required by FATCA.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent; provided further that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letters” means the fee letters dated as of February 12, 2018 among STERIS plc and the Joint Lead Arrangers and certain of their Affiliates concerning fees to be paid in connection with this Agreement and related matters.

“Finance Party” means the Administrative Agent, a Syndication Agent, a Documentation Agent, a Joint Lead Arranger, an Issuing Bank or a Lender.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of any jurisdiction other than the United States, any State thereof or the District of Columbia, and any direct or indirect Subsidiary thereof.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantor” means each member of the Consolidated Group that guarantees the Guaranteed Obligations by becoming a party hereto, including by way of executing a joinder hereto substantially in the form of Exhibit E hereto or any other form agreed by the Administrative Agent, and that has not ceased to be a Guarantor pursuant to the release provisions of Section 8.08(a) or Section 8.08(b) or otherwise terminated pursuant to the provisions hereof; provided, however, that notwithstanding anything to the contrary in the Loan Documents, (i) no Foreign Subsidiary of STERIS Corporation shall be a Guarantor and (ii) no Select Group Company shall be a Guarantor; provided, further, that no Guarantor that is also a Borrower shall guarantee its own obligations.

“Guaranty” has the meaning specified in Section 8.01.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, forward contracts and other similar agreements.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“IFRS” means the International Financial Reporting Standards, as promulgated by the International Accounting Standards Board (or any successor board or agency), as in effect on the date of the election, if any, by the Borrowers to change GAAP to IFRS.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.08.

“Interest Period” means as to each Eurocurrency Rate Advance, the period commencing on the date such Eurocurrency Rate Advance is disbursed or Converted to or continued as a Eurocurrency Rate Advance and ending on the date one week or one, two, three or six months thereafter (in each case, subject to availability), as selected by a Borrower in its Notice of Borrowing, or such other period that is twelve months or less requested by the applicable Borrower and consented to by all the Lenders; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Advance, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period pertaining to a Eurocurrency Rate Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Keybank National Association, each Lender that is the issuer of any Existing Letter of Credit and such other Lender or Lenders as the Borrower may designate from time to time in accordance with Section 2.04(k), in their respective capacities as the issuers of Letters of Credit hereunder, and their successors in such capacity as provided in Section 2.04(i).

An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank or another Lender, in which case the term “Issuing Bank” shall include any such Affiliate or other Lender with respect to Letters of Credit issued by such Affiliate or other Lender, as applicable; the term “the Issuing Bank” as used in this Agreement shall mean the applicable Issuing Bank with respect to the applicable Letter of Credit.

“ITA” means the Income Tax Act 2007.

“Japanese Yen” or the “¥” sign means the lawful currency of Japan.

“Joint Lead Arrangers” means JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBank National Association; provided that the parties hereby agree that Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to the Borrowers, assign all of its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

“Judgment Currency” has the meaning set forth in Section 9.16.

“Laws” means, collectively, all international, foreign, federal, state, provincial, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Commitment” means $125,000,000. The sub-commitment of the LC Commitment of each Issuing Bank at any time is equal to the LC Commitment divided by the then number of Issuing Banks (it being understood that, for any period of time during which there are fewer than three Issuing Banks, the sub-commitment of the LC Commitment of each remaining Issuing Bank will not exceed one-third of the LC Commitment). If any Borrower withdraws any Lender’s designation as an Issuing Bank in accordance with Section 2.04(k), the sub-commitment obligations of the remaining Issuing Banks at any time shall be calculated after subtracting the amount of the outstanding Letters of Credit issued by such Lender whose designation as an Issuing Bank has been withdrawn from the LC Commitment.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Adjusted Percentage of the total LC Exposure at such time.

“Lenders” means, collectively, each bank, financial institution and other institutional lender party hereto that the holds a Commitment, Advance or any Revolving Credit Exposure, including each assignee that shall become a party hereto pursuant to Section 9.07.

“Lender Parties” has the meaning specified in Section 8.01.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including for the avoidance of doubt, any Existing Letter of Credit).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Fee Letters and any amendments or notes entered into in connection herewith.

“Loan Party” means each of the Borrowers and the Guarantors.

“Local Time” means, (a) with respect to any extensions of credit hereunder denominated in Dollars, New York City time, and (b) with respect to any extensions of credit hereunder denominated in Alternative Currencies (other than Canadian Dollars), London time (or any such other local time as the Administrative Agent and STERIS Corporation agree and of which the Lenders are notified) and (c) with respect to any extensions of credit hereunder denominated in Canadian Dollars, Toronto, Ontario time.

“Losses” has the meaning specified in Section 9.04(b).

“Margin Stock” has the meaning provided in Regulation U.

“Material Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which STERIS plc or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, partnership, joint venture, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, or division thereof or other entity, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or a series of transactions) at least a majority of the voting power of all Voting Stock of a Person (on a fully diluted basis), if the aggregate amount of Debt incurred by one or more of STERIS plc and its Subsidiaries to finance the purchase price of, or other consideration for, and/or assumed by one or more of them in connection with, such acquisition is at least $150,000,000.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of STERIS plc and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of STERIS plc and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement, taken as a whole, or (c) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their payment obligations under this Agreement.

“Material Indebtedness” means Debt, excluding any Debt incurred under the Loan Documents, in excess of the greater of (a) $150,000,000 and (b) 3% of Consolidated Total Assets.

“Material Subsidiary” means a Subsidiary that has total assets (on a Consolidated basis with its Subsidiaries) of $250,000,000 or more.

“Maturity Date” means the Revolving Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, (a) to which STERIS plc or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions and (b) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) (i) is maintained for employees of STERIS plc or any ERISA Affiliate and at least one Person other than STERIS plc and the ERISA Affiliates or (ii) was so maintained and in respect of which STERIS plc or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated and (b) is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“New Lender” means any Lender that shall become a party hereto pursuant to Section 9.07.

“Non-Consenting Lender” has the meaning specified in Section 9.01(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-US Lender” has the meaning specified in Section 2.16(f)(ii).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate (which if less than zero shall be deemed zero) in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction required pursuant to, or enforced, any Loan Document or sold or assigned an interest in any Loan Document).

“Other Taxes” has the meaning specified in Section 2.16(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant Register” has the meaning specified in Section 9.07(h).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Permitted Encumbrances” means:

(a)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 6.01(f);

(b)    statutory and contractual Liens in favor of a landlord on real property leased or subleased by or to any member of the Consolidated Group; provided that, if the lease or sublease is to a member of the Consolidated Group, such member is current with respect to payment of all rent and other amounts due to the lessor or sublessor under any lease or sublease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect;

(c)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Debt and are not subject to restrictions on access by any member of the Consolidated Group in excess of those required by applicable banking regulations;

(d)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by any member of the Consolidated Group in the ordinary course of business;

(e)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(f)    Liens solely on any cash earnest money deposits made by any member of the Consolidated Group in connection with any letter of intent or purchase agreement relating to an acquisition;

(g)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any member of the Consolidated Group in the ordinary course of business and permitted by this Agreement;

(h)    options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and the like; and

(i)    Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of Debt) and trade-related letters of credit, in each case, outstanding on the Closing Date or issued thereafter in and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof.

“Permitted Receivables Facility” means an accounts receivable facility established by the Receivables Subsidiary and one or more of STERIS plc or its Subsidiaries, whereby STERIS plc or its Subsidiaries shall have sold or transferred the accounts receivables of STERIS plc or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Debt or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by any member of the Consolidated Group (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to any member of the Consolidated Group (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility that in the reasonable opinion of Borrowers are customary for securitization transactions, and (c) no member of the Consolidated Group (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 5.01.

“Previously Delivered Financial Statements” means (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of STERIS plc and its Subsidiaries for the fiscal year ending March 31, 2017 and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of STERIS plc and its Subsidiaries for the fiscal quarters ended June 30, 2017, September 30, 2017 and December 31, 2017.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualifying Lender” means:

(i)    a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(1)    a Lender:

(a)    which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(b)    in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(2)    a Lender which is:

(a)    a company resident in the United Kingdom for United Kingdom tax purposes;

(b) a partnership each member of which is:

(i) a company so resident in the United Kingdom; or

(ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(3)    a Treaty Lender.

“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” means a wholly-owned Subsidiary of STERIS plc that has been established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Recipient” has the meaning specified in Section 2.22(b).

“Refunded Swingline Loans” has the meaning specified in Section 2.03(c).

“Register” has the meaning specified in Section 9.07(g).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Party” has the meaning specified in Section 2.22(b).

“Removal Effective Date” has the meaning specified in Section 7.06(b).

“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the Revolving Commitments then in effect (or, if the Revolving Commitments have been terminated, the Revolving Credit Exposure then outstanding); provided that the Revolving Commitment of, and the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reset Date” has the meaning specified in the definition of Applicable Margin.

“Resignation Effective Date” has the meaning specified in Section 7.06(a).

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, or controller, of STERIS plc or STERIS Corporation and (b) solely for purposes of notices given pursuant to Article II, any other officer, employee or agent of a Borrower designated for purposes of such notices by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of STERIS plc or STERIS Corporation shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such entity and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Margin Stock” means Margin Stock owned by the Consolidated Group the value of which (determined as required under clause 2(i) of the definition of “Indirectly Secured” set forth in Regulation U) represents not more than 33% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U), on a consolidated basis, of the property and assets of the Consolidated Group (excluding any Margin Stock) that is subject to the provisions of Section 5.02(a) or (b).

“Revaluation Date” has the meaning specified in Section 1.05(e).

“Revolving Advance” means an advance made pursuant to Section 2.01.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Advances pursuant to Section 2.01 and to acquire participations in Letters of Credit and Swingline Advances hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder. The initial amount of each Lender’s Revolving Commitment is (a) set forth on Schedule I, and (b) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(g), as such amount may modified pursuant to the terms hereof. The initial aggregate amount of the Lenders’ Revolving Commitments is $1,000,000,000.

“Revolving Commitment Increase” has the meaning specified in Section 2.23.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Revolving Advances and its LC Exposure and Swingline Exposure at such time.

“Revolving Maturity Date” means the date that is five (5) years following the Closing Date.

“Revolving Lender” means a Lender holding a Revolving Commitment or Revolving Credit Exposure.

“S&P” means Standard & Poor’s Financial Services LLC (or any successor thereof).

“Sanctions” has the meaning specified in the definition of Embargoed Person.

“Select Group Company” means any Subsidiary of STERIS plc that is a “controlled foreign corporation” for U.S. federal income tax purposes (within the meaning of Section 957 of the Internal Revenue Code) and in which any United States Shareholder owns (within the meaning of Section 958(a) of the Internal Revenue Code) any Equity Interest, and any direct or indirect Subsidiary thereof.

“Significant Subsidiary” means any Subsidiary of STERIS plc that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) (i) is maintained for employees of STERIS plc or any ERISA Affiliate and no Person other than STERIS plc and the ERISA Affiliates or (ii) was so maintained and in respect of which STERIS plc or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and (b) is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Spot Rate” means, on any day, with respect to any currency in relation to any other currency, the rate at which such currency may be exchanged into such other currency, as set forth at approximately 11:00 a.m. London time, on such date on the applicable Bloomberg Foreign Exchange Rates & World Currencies Page for such currency (or any successor page thereto). In the event that such rate does not appear on the applicable Bloomberg page, the Spot Rate shall be calculated by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrowers, or, in the absence of such agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent, at or about 11:00 a.m., London time, on such date for the purchase of the applicable currency for delivery two Business Days later; provided that if, at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrowers, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent demonstrable error. Upon the Borrower’s written request, the Administrative Agent shall promptly provide the Borrower a “screen shot” of the applicable Spot Rate page used to calculate the Spot Rate as of the applicable date.

“STERIS Corporation” has the meaning set forth in the introduction hereto, and any permitted successor thereto in accordance with Section 5.02(b).

“STERIS plc” has the meaning set forth in the introduction hereto, and any permitted successor thereto in accordance with Section 5.02(b).

“Sterling” and the “£” sign each means lawful currency of the United Kingdom.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. As used herein “Subsidiary” refers to a Subsidiary of STERIS plc, unless the context otherwise requires.

“Supplier” has the meaning specified in Section 2.22(b).

“Swedish Kronor” or the sign “SEK” means the lawful currency of the Kingdom of Sweden.

“Swingline Advance” means an advance made pursuant to Section 2.03.

“Swingline Commitment” means $75,000,000. The amount of each Swingline Lender’s Swingline Commitment is set forth on Schedule III.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Advances outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Adjusted Percentage of the total Swingline Exposure at such time related to Swingline Advances other than any Swingline Advances made by such Lender in its capacity as a Swingline Lender plus (b) if such Lender shall be a Swingline Lender, the aggregate principal amount of all Swingline Advances made by such Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Advances).

“Swingline Foreign Currencies” means (x) Sterling and Euros or (y) any other readily available currency freely convertible into Dollars (a) for which Eurocurrency Rates can be determined by reference to the applicable Bloomberg screen as provided in the definition of “Eurocurrency Rate” and (b) that has been designated by each Swingline Lender as a Swingline Foreign Currency at the request of the Borrowers and with the consent of (i) the Administrative Agent and each Swingline Lender and (ii) each Lender with a Revolving Commitment. In order to implement any Swingline Foreign Currency Loan approved by the applicable Lenders as set forth in clause (y), the Administrative Agent, Swingline Lenders and the Borrowers may make any technical or operational changes to this agreement as necessary without any further consent from any Lenders.

“Swingline Foreign Currency Loan” means a Swingline Advance denominated in a Swingline Foreign Currency.

“Swingline Lender” means each of JPMorgan Chase Bank, N.A., PNC Bank National Association and such other Lender or Lenders as the Borrower may designate from time to time in accordance with section 2.03(e) in their respective capacities as lenders of Swingline Advances hereunder, and their respective successors in such capacity. Each Swingline Lender may, in its discretion, arrange for one or more Swingline Advances to be made by Affiliates of such Swingline Lender, in which case the term “Swingline Lender” shall include any such Affiliate with respect to Swingline Advances made by such Affiliate.

In accordance with the terms of Section 2.03, a Borrower may designate the Swingline Lender from which to receive a Swingline Advance. References herein to “the Swingline Lender” shall be deemed references to the Swingline Lender that made the relevant Swingline Advance.

“Swiss Francs” or the “SF” sign means the lawful currency of Switzerland.

“Syndication Agents” means Bank of America, N.A. and KeyBank National Association.

“Synergy” means Synergy Health Limited.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is:

(i)    a company resident in the United Kingdom for United Kingdom tax purposes; or

(ii)    a partnership, each member of which is:

(1)    a company so resident in the United Kingdom; or

(2)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Deduction” means a deduction or withholding for or on account of Tax imposed by United Kingdom legislation from a payment under a Loan Document, other than a FATCA Deduction.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholdings), assessments, fees or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the Acquisitions, the entry into certain new senior notes in connection with the Acquisitions, the entry into the Existing Credit Agreement, and the refinancing, prepayment, repayment, redemption, discharge, defeasance and/or amendment of all existing indebtedness of STERIS plc and Synergy in connection with the Acquisitions.

“Transfer Date” means the date of an assignment or participation pursuant to Section 9.07.

“Treaty Lender” means a Lender which:

(i)    is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)    does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Advance is effectively connected; and

(iii)    meets all other conditions in the Treaty for full exemption from Tax imposed by the United Kingdom on interest, except for this purpose it shall be assumed that the following are satisfied: (A) any condition which relates (expressly or by implication) to there being a special relationship between the applicable Borrower and the Lender or between both of them and another Person, or to the amounts or terms of any Advance or the Loan Documents; and (B) any necessary procedural formalities.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type” refers to a Base Rate Advance or a Eurocurrency Rate Advance.

“UK Non-Bank Lender” means:

(i)    where a Lender becomes a party on the day on which this Agreement is entered into, a Lender listed in Part II of Schedule I; and

(ii)    any New Lender which gives a Tax Confirmation in the Assignment and Acceptance which it executes on becoming a party hereto.

“United States” and “U.S.” each means the United States of America.

“United States Shareholder” means any Subsidiary of STERIS plc that, with respect to a Select Group Company, constitutes a “United States shareholder” within the meaning of Section 951(b) of the Code.

“Unrestricted Margin Stock” means any Margin Stock owned by the Consolidated Group which is not Restricted Margin Stock.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.16(f)(ii)(C).

“VAT” means:

(a)    any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)    any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02    Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the word “through” means “through and including” and each of the words “to” and “until” mean “to but excluding.”

SECTION 1.03    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not specifically defined herein shall be construed in accordance with, and all financial data (including financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that at any time after the Closing Date, the Borrowers may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS, provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrowers’ election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrowers or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof).

If at any time any change in GAAP (including as a result of an election by the Borrowers to apply IFRS) would affect the calculation of any covenant set forth herein and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such covenant shall continue to be calculated in accordance with GAAP prior to such change and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders, concurrently with the delivery of any financial statements or reports with respect to such covenant, statements setting forth a reconciliation between calculations of such covenant made before and after giving effect to such change in GAAP. Notwithstanding any changes to GAAP or IFRS, or the Borrowers’ election to apply IFRS accounting principles in lieu of GAAP, any obligation that is or would be characterized as an operating lease obligation in accordance with GAAP on February 12, 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be treated as operating lease obligations for purposes of this Agreement regardless of any changes in GAAP or IFRS, or the Borrowers’ election to apply IFRS accounting principles in lieu of GAAP.

SECTION 1.04    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereto. Any reference herein to a “writing” includes telecopier or other electronic communication.

SECTION 1.05    Currency Translations.

(a)    The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent amounts of Advances and Letters of Credit denominated in an Alternative Currency. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between any Alternative Currency and Dollars until the next Revaluation Date to occur.

(b)    The Administrative Agent shall determine the Dollar Equivalent of any Alternative Currency Letter of Credit or Borrowing denominated in an Alternative Currency in accordance with the terms set forth herein, and a determination thereof by the Administrative Agent shall be presumptively correct absent demonstrable error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Borrower in any document delivered to the Administrative Agent.

(c)    The Administrative Agent shall determine the Dollar Equivalent of any Alternative Currency Letter of Credit as of (i) a date on or about the date on which the applicable Issuing Bank receives a request from the applicable Borrower for the issuance of such Letter of Credit, (ii) each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased, (iii) March 31 and September 30 in each year and (iv) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, in each case using the Spot Rate in effect on the date of determination, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.05(c).

(d)    The Administrative Agent shall determine the Dollar Equivalent of any Borrowing not denominated in Dollars as of (i) a date on or about the date on which the Administrative Agent receives a Notice of Borrowing in respect of such Borrowing using the Spot Rate in effect on the date of determination, (ii) as of the date of the commencement of each Interest Period after the initial Interest Period therefor and (iii) during the continuance of an Event of Default, as reasonably requested by the Administrative Agent, using the Spot Rate in effect (x) in the case of clause (ii) above, on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and (y) in the case of clause (iii) above, on the date of determination, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.05(d).

(e)    The Administrative Agent shall notify the Borrowers, the Lenders and the applicable Issuing Bank of each such determination (the date of any such determination, a “Revaluation Date”) and revaluation of the Dollar Equivalent of each Letter of Credit and Borrowing made pursuant to this Section 1.05.

(f)    The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts pursuant to this Section 1.05 to the nearest higher or lower amount in whole dollars or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole dollars or in whole cents, as may be necessary or appropriate.

(g)    For purposes of determining compliance with Articles V (other than with respect to Section 5.03, which shall be determined based on the foreign exchange rates used to produce the applicable financial statements relating to such test date) and VI, with respect to any amount in currency other than Dollars, amounts shall be deemed to be the Dollar Equivalent thereof determined using the Spot Rate for such currency in relation to Dollars in effect on the date that is three Business Days prior to the date on which such amounts were incurred or disposed of or such failure to pay occurred or judgment or order was rendered, as applicable.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01    The Advances and Revolving Commitments. Each Revolving Lender severally and not jointly agrees, during the Availability Period, on the terms and conditions hereinafter set forth to make Revolving Advances denominated in Dollars or Alternative Currencies to any Borrower from time to time, in an aggregate amount that would not result (after giving effect to any application of proceeds from such Advances pursuant to Section 2.03(a)) in (i) the Dollar Equivalent of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) the Dollar Equivalent of the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitments and (iii) the Dollar Equivalent of the Aggregate Revolving Credit Exposure denominated in Alternative Currencies exceeding the Alternative Currency Sublimit. Each Borrowing shall be in an aggregate amount equal to the Applicable Minimum Amount and shall consist of Advances of the same Type and currency made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, each Borrower may borrow under this Section 2.01, prepay Advances pursuant to Section 2.12 and reborrow under this Section 2.01.

SECTION 2.02    Making the Advances. (a) Each Borrowing shall be made on notice by a Borrower, given not later than (x) 11:30 A.M. (Local Time) on (1) the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing in an Alternative Currency or (2) the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing in Dollars consisting of Eurocurrency Rate Advances or (y) 11:30 A.M. (New York time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or other electronic communication. Each notice of a Borrowing (a “Notice of Borrowing”) shall be in writing or by telephone, and if by telephone, confirmed immediately in writing, including by telecopier (or other electronic communication) in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing (which shall be a Business Day), (ii) Type and currency of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, (iv) initial Interest Period for such Advance, if such Borrowing is to consist of Eurocurrency Rate Advances, (v) that the proceeds of the Borrowing should be credited to an account the details of which have been previously provided by the applicable Borrower to the Administrative Agent in writing and (vi) whether such notice is conditioned on the occurrence of any event and if such notice is so conditioned, a description of such event. Each Lender shall, before 12:00 P.M. (Local Time) in the case of Advances in an Alternative Currency and 1:30 P.M. (New York City time) in the case of Advances in Dollars on the date of such Borrowing make available for the account of its Applicable Lending Office to the Administrative Agent at the applicable Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower in immediately available funds to the account specified by such Borrower to the Administrative Agent in a signed writing delivered to the Administrative Agent on or prior to the time the applicable Notice of Borrowing is delivered (or such later time as the Administrative Agent shall agree).

(b)    Anything in Section 2.02(a) to the contrary notwithstanding, (i) Advances denominated in Alternative Currency may only be requested and maintained as Eurocurrency Rate Advances (subject to Section 2.14), (ii) a Borrower may not select Eurocurrency Rate Advances denominated in Dollars if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.10 or 2.14 and (iii) the Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Borrowings.

(c)    Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the applicable Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to pay or to repay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is paid or repaid to the Administrative Agent, at (i) in the case of the applicable Borrower, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount, (ii) in the case of such Lender and in the case of Dollar denominated Advances, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (iii) in the case of such Lender and in the case of Alternative Currency denominated Advances, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender shall pay to the Administrative Agent such corresponding principal amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(e)    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)    If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided herein, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to such Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.03    Swingline Advances. (a) Subject to the terms and conditions set forth herein, each Swingline Lender severally may (but shall not be obligated to), in such Swingline Lender’s sole discretion, make Swingline Advances to any Borrower from time to time during the Availability Period in Dollars or Swingline Foreign Currencies, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Advances exceeding the Swingline Commitment, (ii) except as set forth in clause (v) below with respect to the Lender that is a Swingline Lender, the Dollar Equivalent of any Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (iii) the Dollar Equivalent of the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Commitments, (iv) the Dollar Equivalent of the Aggregate Revolving Credit Exposure denominated in Alternative Currencies exceeding the Alternative Currency Sublimit or (v) unless such requirement is waived in writing provided to the Administrative Agent by the applicable Swingline Lender in its sole discretion, the Dollar Equivalent of any Swingline Lender’s Swingline Exposure exceeding its Swingline Commitment. Swingline Advances shall be in amounts equal to the Applicable Minimum Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Swingline Advances.

(b)    To request a Swingline Advance:

(i)    in the case of a Swingline Advance denominated in Dollars to a Borrower, the applicable Borrower shall notify the Administrative Agent and the Swingline Lender designated to make such Swingline Advance of such request in writing not later than 3:00 P.M. (or such other time agreed to by the Borrower and the Swingline Lenders), New York City time, on the day of such proposed Swingline Advance, and

(ii)    in the case of any other Swingline Advance, the applicable Borrower shall notify the Administrative Agent and the Swingline Lender designated to make such Swingline Advance of such request in a writing, not later than 1:00 P.M. (or such other time agreed to by the applicable Borrower and the Swingline Lenders), Local Time, on the day of such proposed Swingline Advance.

Each such notice shall be irrevocable and shall specify (A) the requested date (which shall be a Business Day), (B) the currency such Swingline Advance is to be denominated and (C) the amount of the requested Swingline Advance. The applicable Swingline Lender and the applicable Borrower shall agree upon the interest rate applicable to such Swingline Advance (provided that in no event shall the interest rate for Swingline Advances denominated in Dollars exceed the Base Rate plus the Applicable Margin for Base Rate Advances plus the Facility Fee).

Such interest shall be payable in arrears quarterly on the last Business Day of each March, June, September and December and on the date such Swingline Advance is paid in full. In addition to any other requirements for obtaining a Swingline Advance, the applicable Borrower shall comply with all applicable legal and regulatory requirements.

Any funding of a Swingline Advance that is agreed to by a Swingline Lender shall be made on the proposed date thereof by 4:00 P.M., Local Time, to the account of the applicable Borrower designated by such Borrower in writing to the applicable Swingline Lender (or, in the case of a Swingline Advance made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e), by remittance to the applicable Issuing Bank). Each Swingline Advance shall be made by the Swingline Lender from whom the applicable Borrower has requested such Swingline Advance. The Administrative Agent shall determine the procedures to be followed by the Swingline Lenders to ensure compliance with Section 2.03(a) at the time any Swingline Advance is made and to ensure that the amount of Revolving Advances made does not exceed the amounts permitted by Section 2.01, and each Swingline Lender and the other parties hereto agrees to abide by such procedures. If the Swingline Advances at any time exceed any of the amounts permitted by Section 2.01 or 2.03(a), each relevant Borrower shall promptly prepay the relevant Swingline Advances for the account of such Borrower by the amount of such excess. No Swingline Lender shall be responsible for the failure of any other Swingline Lender to make a Swingline Advance hereunder.

(c)    Any Swingline Lender, at any time and from time to time may, on behalf of the applicable Borrower (which hereby irrevocably directs the Swingline Lenders to act on its behalf), on notice given no later than 10:00 A.M., Local Time, on any Business Day request each Lender to make, and each Lender hereby agrees to make, an Advance denominated in the currency of any applicable outstanding Swingline Advance, in an amount equal to such Lender’s Applicable Adjusted Percentage of the aggregate amount of such Swingline Advance (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the relevant Swingline Lender. Each Lender shall make the amount of such Revolving Advance available to the Administrative Agent in immediately available funds, not later than the time set forth in Section 2.02 for the making of a Revolving Advance, in the case of Dollar Advances, on such Business Day and in the case of Advances denominated in an Alternative Currency, three Business Days after such notice date. The proceeds of such Revolving Advances shall be immediately made available by the Administrative Agent to the relevant Swingline Lender for application by the relevant Swingline Lender to the repayment of the Refunded Swingline Loans. The applicable Borrower irrevocably authorizes the relevant Swingline Lender to charge its account with such Swingline Lenders (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans. To the extent the applicable Borrower does not have an account with such Swingline Lender, the Borrower shall pay to such Swingline Lender on demand the amount of such Refunded Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(d)    Each Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 P.M., New York time (or 11:00 a.m. Local Time in the case of any Swingline Advance denominated in any Alternative Currency), on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Advances of such Swingline Lender. Such notice shall specify the aggregate amount of such Swingline Advances in which the Lenders will participate, and such Swingline Advances, if denominated in an Alternative Currency, shall be converted to Dollars and shall bear interest at the rate applicable to Base Rate Advances. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Adjusted Percentage of such Swingline Advance or Advances. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lenders, such Lender’s Applicable Adjusted Percentage of such Swingline Advance or Advances. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Advances pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, and the Administrative Agent shall promptly pay to the applicable Swingline Lenders the amounts so received by it from the Lenders. The Administrative Agent shall notify the applicable Borrower of any participations in any Swingline Advance acquired pursuant to this Section 2.03(d), and thereafter payments in respect of such Swingline Advance shall be made to the Administrative Agent and not to the applicable Swingline Lenders. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Advance after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Advance pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof and the applicable Borrower shall reimburse each Lender for any amounts that may be due under any other term of this Agreement.

(e)    Additional Swingline Lenders. From time to time, a Borrower may designate other Lenders that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent and the Borrowers as additional Swingline Lenders. A Borrower may withdraw any such designation at any time (with respect to a Swingline Lender added pursuant to this Section 2.03(e)). After a Swingline Lender’s designation is withdrawn hereunder, such Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Advances issued by it prior to such replacement, but shall not be required to issue additional Swingline Advances.

SECTION 2.04    Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, each Borrower may request the issuance of Letters of Credit denominated in Dollars or Alternative Currencies for its own account or the account of a Subsidiary acceptable to the Issuing Bank, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period, from an Issuing Bank selected by such Borrower. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the applicable Borrower to, or entered into by such Borrower and a Subsidiary with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.04(c) below), the amount of such Letter of Credit, the name and address of the account party thereof (which shall be a Borrower or a Subsidiary, and if a Subsidiary then the applicable Borrower shall be directly liable with respect to all obligations relating to such Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the applicable Borrower (and the applicable Subsidiary if such Letter of Credit is to be issued for the account of a Subsidiary) also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Equivalent of the aggregate LC Exposure shall not exceed the aggregate LC Commitment, (ii) the Dollar Equivalent of the LC Exposure attributable to Letters of Credit issued by a particular Issuing Bank shall not exceed such Issuing Bank’s LC Commitment (provided such Issuing Bank may, in its sole discretion, agree to waive such requirement as to itself), (iii) the Dollar Equivalent of any Lender’s Revolving Credit Exposure does not exceed such Lender’s Revolving Commitment, (iv) the Dollar Equivalent of the Aggregate Revolving Credit Exposure does not exceed the Aggregate Revolving Commitments and (v) the Dollar Equivalent of the Aggregate Revolving Credit Exposure denominated in Alternative Currencies does not exceed the Alternative Currency Sublimit.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date two years after the date of the issuance of such Letter of Credit (provided that any Letter of Credit with a two year tenor may provide for additional two year renewals thereof subject to the approval of the Administrative Agent prior to the time of such renewal and such date not extending beyond the date in clause (ii)) and (ii) the date that is five Business Days prior to the Revolving Maturity Date. Notwithstanding the foregoing, in the event and to the extent that a Letter of Credit remains cash collateralized, without duplication, in an amount equal to at least 105% of the face amount thereof, such Letter of Credit may continue outstanding for a period of time up to one year past the Revolving Maturity Date.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Adjusted Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, in the currency of the applicable LC Disbursement and for the account of the Issuing Bank, such Lender’s Applicable Adjusted Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in Section 2.04(e) below, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement in the currency of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Local Time, on the Business Day immediately following the day that such Borrower receives such notice; provided that a Borrower may, subject to the conditions to borrowing set forth herein, request that such payment be financed, if applicable given the currency of the LC Disbursement, with an Advance or Swingline Advance in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Advance or Swingline Advance. If a Borrower fails to make such payment when due, such amount, if denominated in an Alternative Currency shall be converted to Dollars and shall bear interest at the Base Rate plus the Applicable Margin and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Lender’s Applicable Adjusted Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Adjusted Percentage of the payment then due from such Borrower, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of an Advance or a Swingline Advance as contemplated above) shall not constitute an Advance and shall not relieve such Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank. The foregoing provisions of this Section 2.04(f) shall not be construed to excuse the Issuing Bank from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower and, in consideration of accepting the benefit of such Letter of Credit, any applicable Subsidiary for whom such Letter of Credit is issued to the extent permitted by applicable law) suffered by such Borrower and any applicable Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower in writing of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower and any applicable Subsidiary of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower or the applicable Subsidiary shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower and/or the applicable Subsidiary reimburses such LC Disbursement, at the rate per annum (i) in the case of LC Disbursements made in Dollars, and at all times following the conversion to Dollars of an LC Disbursement made in an Alternative Currency pursuant to Section 2.04(e) above, at the rate per annum then applicable to Base Rate Advances and (ii) in the case of LC Disbursements made in an Alternative Currency, and at all times prior to their conversion to Dollars pursuant to Section 2.04(e) above, at a rate determined in a customary manner in good faith by the Issuing Bank for short term Advances in such Alternative Currency; provided that, if a Borrower or any applicable Subsidiary fails to reimburse such LC Disbursement when due pursuant to Section 2.04(e) above, then Section 2.09(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.04(e) above to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of the Issuing Bank. An Issuing Bank may be replaced at any time by a Borrower with another Lender by a written agreement reasonably satisfactory to the applicable Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the applicable Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.06(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that a Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Advances has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, such Borrower (with respect to any Letters of Credit issued for its account only (including for the avoidance of doubt any Letter of Credit issued for a Subsidiary in respect of which such Borrower is obligated)) shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to such Borrower with respect to any Letters of Credit issued for its account described in Section 6.01(e). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable Borrower under this Agreement.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable Borrower for the LC Exposure at such time or, if the maturity of the Advances has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If a Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the applicable Borrower or applicable Subsidiary within three Business Days after all Events of Default have been cured or waived.

(k)    Additional Issuing Banks. From time to time, a Borrower may designate other Lenders that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent and the Borrowers as Issuing Banks. Each such additional Issuing Bank shall execute such agreements reasonably requested by the Administrative Agent and shall thereafter be an Issuing Bank hereunder for all purposes. A Borrower may withdraw any such designation at any time (with respect to an Issuing Bank added pursuant to this Section 2.04(k)). After an Issuing Bank’s designation is withdrawn hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(l)    Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week and the first Business Day of each fiscal quarter of STERIS plc, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week or the preceding fiscal quarter of STERIS plc, as applicable, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(m)    Existing Letters of Credit. Upon the Closing Date, all Existing Letters of Credit shall be deemed to have been issued under this Agreement on the Closing Date and to be outstanding as Letters of Credit under this Agreement.

SECTION 2.05    [Reserved].

SECTION 2.06    Fees. (a) Facility Fee. STERIS plc agrees to pay or cause to be paid, to the Administrative Agent for the account of each Lender holding Revolving Commitments (other than a Defaulting Lender for such time as such Lender is a Defaulting Lender, except with respect to fees for amounts under the Revolving Commitments actually funded by such Defaulting Lender) a facility fee (collectively, the “Facility Fees”) in an amount equal to the rate per annum set forth under the heading “Facility Fee” in the definition of “Applicable Margin” of the daily aggregate Revolving Commitments (drawn or undrawn) of such Lender, commencing on the Closing Date in arrears on the last Business Day of each March, June, September and December and upon the termination in full of the Revolving Commitments. Facility Fees will be calculated on the basis of a 360-day year and actual days elapsed.

(b)    [Reserved].

(c)    Letter of Credit Fees. Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit issued for the account or at the request of such Borrower, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Rate Advances on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account or at the request of such Borrower, or the processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the 15th day of the month immediately following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d)    Upfront Fees on the Closing Date. STERIS plc shall pay, or cause to be paid, to the Administrative Agent for the account of each applicable Lender, upfront fees equal to a percentage disclosed in writing to such Lender by STERIS plc and the Administrative Agent on or prior to the Closing Date of their pro rata portion (based on such Lender’s Revolving Commitments) of the aggregate amount of the Revolving Commitments on the Closing Date, due and payable on and subject to the occurrence of the Closing Date.

(e)    Additional Fees. STERIS plc shall, without duplication to the fees referred to above in Sections 2.06(a), (c) and (d), pay, or cause to be paid, to the Administrative Agent and the Joint Lead Arrangers for their account (or that of their applicable Affiliate) such fees as may from time to time be agreed between any of the Consolidated Group and the Administrative Agent and/or the Joint Lead Arrangers, including pursuant to the Fee Letters.

SECTION 2.07    Termination or Reduction of the Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate in full on the Revolving Maturity Date. Any termination or reduction of the Commitments shall be permanent. The foregoing shall not excuse any Defaulting Lender from liability for a failure to fund its Commitment.

(b)    Voluntary Reduction or Termination. STERIS plc may, upon notice to the Administrative Agent, terminate any of the Commitments, or from time to time permanently reduce any of the Commitments; provided that (x) any such notice shall be received by the Administrative Agent not later than 11:00 A.M. (New York time) on the date of termination or reduction, and (y) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the applicable Lenders of any such notice of termination or reduction of any of the Commitments. Any reduction of any of the Commitments shall be applied to the Commitments of each Lender according to its proportional share of such Commitments prior to the reduction. All Facility Fees accrued until the effective date of any termination of any of the Commitments shall be paid on the effective date of such termination.

(c)    Defaulting Lender Commitment Reductions. STERIS plc may terminate the unused amount of the Commitments of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), it being understood that notwithstanding such Commitment termination, the provisions of Section 2.20(d) will continue to apply to all amounts thereafter paid by any applicable Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim any of the Borrowers, the Administrative Agent or any Lender may have against such Defaulting Lender.

SECTION 2.08    Repayment of Advances. Each Borrower shall repay (i) to the Administrative Agent for the benefit of the Revolving Lenders on the Revolving Maturity Date the aggregate principal amount of the Revolving Advances for the account of such Borrower outstanding on such date; and (ii) to each Swingline Lender the then unpaid principal amount of each Swingline Advance made by such Swingline Lender to such Borrower on the earlier of the Revolving Maturity Date and the date 5 Business Days after such Swingline Advance is made or such other date agreed to between the applicable Borrower and the applicable Swingline Lender.

SECTION 2.09    Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)    Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin, payable in arrears quarterly on the last Business Day of each March, June, September and December, during such periods and on the date such Advances are paid in full.

(ii)    Eurocurrency Rate Advances. During such periods as such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurocurrency Rate for such Interest Period for such Advance, and (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(iii)    Swingline Advances shall accrue interest as set forth in Section 2.03.

(b)    Default Interest. Upon the occurrence and during the continuance of an Event of Default pursuant to Section 6.01(a), the Administrative Agent shall, upon the request of the Required Lenders, require each Borrower to pay interest (“Default Interest”), which amount shall accrue as of the date of occurrence of the Event of Default, on (i) amounts that are overdue from such Borrower, payable in arrears on the dates referred to in Section 2.09(a)(i), 2.09(a)(ii) or 2.09(a)(iii), at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such overdue amount pursuant to Section 2.09(a)(i), 2.09(a)(ii) or 2.09(a)(iii) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder by such Borrower that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances for the account of such Borrower pursuant to Section 2.09(a)(i), or in the case of amounts due in an Alternative Currency, at a rate for short term borrowings of such Alternative Currency determined in a customary manner in good faith by the Administrative Agent, provided, however, that following acceleration of the Advances for the account of such Borrower pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

SECTION 2.10    Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the applicable Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.09(a)(i) or 2.09(a)(ii).

(b)    If, with respect to any Eurocurrency Rate Advances, (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding absent demonstrable error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate or because the Screen Rate is not available or published on a current basis) do not exist for ascertaining the Eurocurrency Rate for such Interest Period or (ii) the Required Lenders notify the Administrative Agent that (x) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time or as applicable, Toronto Ontario time) on the second Business Day before (or in the case of Borrowings in Sterling, Canadian Dollars and Australian Dollars, on the Business Day of) the making of a Borrowing in sufficient amounts to fund their respective Advances as a part of such Borrowing during its Interest Period or (y) the Eurocurrency Rate for any Interest Period for such Advances will not adequately and fairly reflect the cost to the Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the applicable Borrower and the Lenders, whereupon (A) such Borrower will, on the last day of the then existing Interest Period therefor, either, in the case of Dollar denominated Advances, (w) prepay such Advances or (x) Convert such Advances into Base Rate Advances or, in the case of Alternative Currency denominated Advances, (y) prepay such Advances or (z) consent to the maintenance of such Advances at a rate for short term borrowings of the applicable Alternative Currency determined in a customary manner in good faith by the Administrative Agent and (B) the obligation of the Lenders to make, or to Convert Dollar denominated Advances into, Eurocurrency Rate Advances shall be suspended, and any applicable Alternative Currency denominated Advances shall be made and maintained at a rate for short term borrowings of such Alternative Currency determined in a customary manner in good faith by the Administrative Agent, until the Administrative Agent shall notify the applicable Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)    If a Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances made to such Borrower in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Lenders and such Eurocurrency Rate Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances, or in the case of Eurocurrency Rate Advances denominated in Alternative Currency, automatically Convert to a new Eurocurrency Rate Advance with an Interest Period of one month’s duration.

(d)    If at any time the Administrative Agent (of its own accord or at the request of a Borrower) determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 2.10(b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.10(b)(i) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrowers shall use reasonable efforts and endeavor in good faith to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Promptly after finalizing the form of such amendment, the Administrative Agent shall provide a copy of such Amendment to the Lenders, and, notwithstanding anything to the contrary in Section 9.01, the Administrative Agent shall be authorized to enter into such amendment without any further action or consent of any other party to this Agreement (other than the Borrowers) so long as the Administrative Agent shall not have received, within three Business Days of the date notice of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object in good faith to such amendment.

Until an alternate rate of interest shall be determined in accordance with this Section 2.10(d) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.10(d), only to the extent the Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any interest election request that requests to Convert any Advance to, or continue any Advance as, a Eurocurrency Rate Advance shall be ineffective and (y) if any borrowing request requests a Eurocurrency Rate Advance, such Advance shall be made, in the case of an Advance denominated in Dollars, as a Base Rate Advance or, in the case of an Advance denominated in an Alternative Currency, at a rate for short term borrowings of the applicable Alternative Currency determined in a customary manner in good faith by the Administrative Agent.

(e)    Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance denominated in Dollars will automatically, on the last day of the then existing Interest Period therefor, be Converted into a Base Rate Advance (unless the Required Lenders otherwise consent) and (ii) the obligation of the Lenders to make, or to Convert Dollar denominated Advances into, Eurocurrency Rate Advances shall be suspended.

SECTION 2.11    Optional Conversion of Advances. Each Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 10:00 A.M. (New York time) on the third Business Day prior to the date of the proposed Conversion (or in the case of a Conversion into Base Rate Advances, the Business Day prior) and subject to the provisions of Sections 2.10 and 2.14, Convert all Advances denominated in Dollars made to such Borrower of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an Applicable Minimum Amount and no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion (which shall be a Business Day), (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower giving such notice.

SECTION 2.12    Optional and Mandatory Prepayments of Advances. (a) A Borrower may, upon written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the proposed prepayment, given not later than 10:00 A.M. (New York time) on the date (which date shall be a Business Day) of such proposed prepayment, in the case of a Borrowing consisting of Base Rate Advances, and not later than 10:00 A.M. (Local Time) at least two Business Days prior to the date of such proposed prepayment, in the case of a Borrowing consisting of Eurocurrency Rate Advances, and if such notice is given, such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing made to such Borrower in whole or ratably in part, and in the case of any Eurocurrency Rate Borrowing, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of the Applicable Minimum Amount and (ii) if any prepayment of a Eurocurrency Rate Advance is made on a date other than the last day of an Interest Period for such Eurocurrency Rate Advance, such Borrower shall also pay any amount owing pursuant to Section 9.04(c); and provided, further, that, subject to clause (ii) of the immediately preceding proviso, any such notice may state that such notice is conditioned upon the effectiveness of other credit facilities or the consummation of a specific transaction, in which case such notice may be revoked by such Borrower if such condition is not satisfied.

(b)    In the event and on such occasion that (i) the Dollar Equivalent of any Lender’s Revolving Credit Exposure exceeds such Lender’s Revolving Commitment, (ii) the Dollar Equivalent of the Aggregate Revolving Credit Exposure of all Lenders exceeds the aggregate Revolving Commitment of all Lenders available at such time for extensions of credit, (iii) the Dollar Equivalent of the Aggregate Revolving Credit Exposure denominated in Alternative Currencies exceeds the Alternative Currency Sublimit, (iv) the Dollar Equivalent of the Swingline Exposure of a Swingline Lender exceeds such Swingline Lender’s Revolving Commitment or Swingline Commitment or (v) the Dollar Equivalent of the LC Exposure attributable to Letters of Credit issued by an Issuing Bank exceeds such Issuing Bank’s LC Commitment, each Borrower shall, not later than one Business Day after written notice from the Administrative Agent of such circumstances (which notice shall include a reasonably detailed calculation of such excess), prepay the Borrowings made by it (or as applicable with respect to Letters of Credit, cash collateralize such Letters of Credit) in an aggregate amount and in such currencies, as applicable, necessary to eliminate the proportionate share of such excess attributable to the Borrowings made by such Borrower.

(c)    All prepayments of Loans pursuant to this Section 2.12 will be without premium or penalty, other than compensation for breakage costs incurred by the Lenders in the case of Eurocurrency Rate Loans.

SECTION 2.13    Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case after the date hereof (or with respect to any Lender or Issuing Bank (or the Administrative Agent), if later, the date on which such Lender or Issuing Bank (or the Administrative Agent) becomes a Lender or Issuing Bank (or the Administrative Agent), as applicable), there shall be any increase in the cost to any Lender, Issuing Bank or the Administrative Agent of agreeing to make or making, funding or maintaining Advances or any Letter of Credit or participation therein (excluding for purposes of this Section 2.13 any such increased costs resulting from (i) Taxes as to which such Lender or Issuing Bank is indemnified under Section 2.16, (ii) Excluded Taxes or (iii) Other Taxes), then STERIS plc shall from time to time, upon demand by such Lender, Issuing Bank or the Administrative Agent (with a copy of such demand to the Administrative Agent, if applicable), pay or cause to be paid to the Administrative Agent for the account of such Lender or Issuing Bank (or for its own account, if applicable) additional amounts sufficient to compensate such Lender, Issuing Bank or the Administrative Agent for such increased cost. A certificate describing such increased costs in reasonable detail delivered to STERIS plc shall be conclusive and binding for all purposes, absent demonstrable error.

(b)    If any Lender or Issuing Bank reasonably determines that compliance with any law or regulation or any directive, guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), in each case promulgated or given after the date hereof (or with respect to any Lender or Issuing Bank, if later, the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank, as applicable), affects or would affect the amount of capital, insurance or liquidity required or expected to be maintained by such Lender or Issuing Bank or any corporation controlling such Lender or Issuing Bank and that the amount of such capital, insurance or liquidity is increased by or based upon the existence of such Lender or Issuing Bank’s commitment to lend or issue any Letter of Credit (or any participations therein) hereunder and other commitments of this type, the applicable Borrower shall, from time to time upon demand by such Lender or Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or Issuing Bank, additional amounts sufficient to compensate such Lender or Issuing Bank or such corporation in the light of such circumstances, to the extent that such Lender or Issuing Bank reasonably determines such increase in capital, insurance or liquidity to be allocable to the existence of such Lender’s Advances, commitment to lend or Letter of Credit (or participation therein) hereunder. A certificate as to such amounts submitted to such Borrower and the Administrative Agent by such Lender or Issuing Bank shall be conclusive and binding for all purposes, absent demonstrable error.

(c)    Notwithstanding anything in this Section 2.13 to the contrary, for purposes of this Section 2.13, (A) the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations issued thereunder or in connection therewith or in implementation thereof, and (B) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III) shall be deemed to have been enacted following the date hereof (or with respect to any Lender or Issuing Bank, if later, the date on which such Lender or Issuing Bank becomes a Lender or Issuing Bank); provided that no Lender or Issuing Bank shall demand compensation pursuant to this Section 2.13(c) unless such Lender or Issuing Bank is making corresponding demands on similarly situated borrowers in comparable credit facilities to which such Lender or Issuing Bank is a party.

SECTION 2.14    Illegality. Notwithstanding any other provision of this Agreement, with respect to Dollar denominated Advances, (a) if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority, including without limitation, any agency of the European Union or similar monetary or multinational authority, asserts that it is unlawful, for such Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, (i) each Eurocurrency Rate Advance of such Lender will automatically, upon such notification, be Converted into a Base Rate Advance and (ii) the obligation of such Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and such Lender that the circumstances causing such suspension no longer exist and (b) if Lenders constituting the Required Lenders so notify the Administrative Agent, (i) each Eurocurrency Rate Advance of each Lender will automatically, upon such notification, Convert into a Base Rate Advance and (ii) the obligation of each Lender to make Eurocurrency Rate Advances or to Convert Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers and each Lender that the circumstances causing such suspension no longer exist.

Notwithstanding any other provision of this Agreement if any of the circumstances set forth in clauses (a) or (b) above arise with respect to Advances denominated in an Alternative Currency, such Alternative Currency denominated Advances shall be made or maintained, as applicable, at a rate for short term borrowings of such Alternative Currency determined in a customary manner in good faith by the Administrative Agent.

SECTION 2.15    Payments and Computations. (a) Each Borrower shall make each payment required to be made by it under this Agreement not later than 3:00 P.M. (Local Time) on the day when due in Dollars (or (i) with respect to principal, LC Disbursements interest or breakage indemnity due in respect of Advances or Letters of Credit denominated in an Alternative Currency, in such Alternative Currency and (ii) with respect to other payments required to be made by it pursuant to Section 2.13 or 9.04 that are invoiced in a currency other than Dollars, shall be payable in the currency so invoiced) to the Administrative Agent at the applicable Administrative Agent’s Office in same day funds, except that payments to be made directly to an Issuing Bank or Swingline Lender as provided herein shall be made to such Issuing Bank or Swingline Lender. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.02(c), 2.13, 2.14, 2.16, 2.17 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(f), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the assignor for amounts which have accrued to but excluding the effective date of such assignment and to the assignee for amounts which have accrued from and after the effective date of such assignment. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

(b)    Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by such Borrower is not made when due hereunder, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due, unless otherwise agreed between such Borrower and such Lender.

(c)    All computations of interest based on the Base Rate or with respect to any Advances denominated in Sterling, Canadian Dollars and Australian Dollars shall be made by the Administrative Agent on the basis of a year of 365 days or, other than with respect to Sterling, Canadian Dollars and Australian Dollars, 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate (other than with respect to any Advances denominated in Sterling) or the Federal Funds Rate (other than determinations of the Base Rate made at any time by reference to the Federal Funds Rate), and of commitment fees and ticking fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(d)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(e)    Unless the Administrative Agent shall have received written notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent, following prompt notice thereof, forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate, or in the case of amounts in an Alternative Currency, at a rate for short term borrowings of such Alternative Currency determined in a customary manner in good faith by the Administrative Agent.

(f)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.

SECTION 2.16    Taxes. (a) Any and all payments by or on behalf of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of each Lender and each Agent, (i) Taxes imposed on (or measured by) its overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case only to the extent imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such Agent, as the case may be, is organized, by the jurisdiction (or any political subdivision thereof) of such Lender’s Applicable Lending Office or such Lender’s or such Agent’s principal office, or as a result of a present or former connection between such Lender or such Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or such Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document), (ii) backup withholding Tax imposed by the United States on payments by any Loan Party to any Lender, (iii) any Tax that is imposed by reason of such recipient’s failure to comply with Section 2.16(f), (iv) any U.S. federal or Luxembourg or Netherlands withholding Tax imposed pursuant to a law in effect at the time a Lender becomes a party to this Agreement or acquires an interest in the Advance (or designates a new Applicable Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately before the designation of a new Applicable Lending Office or assignment, to receive additional amounts from the Loan Party with respect to such withholding Tax pursuant to this Section 2.16, and (v) any taxes imposed under FATCA, including as a result of such recipient’s failure to comply with Section 2.16(f)(iii) (all such excluded Taxes in respect of payments under any Loan Document being hereinafter referred to as “Excluded Taxes”). If the applicable Withholding Agent shall be required by applicable law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or any Agent, (A) the applicable Withholding Agent shall make such deductions and (B) the applicable Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a Loan Party shall be required by applicable law to deduct any Taxes (other than (i) Taxes required to be deducted by way of a Tax Deduction in which case the provisions of Section 2.16(g) shall apply or (ii) Excluded Taxes) from or in respect of any sum payable under any Loan Document to any Lender or any Agent, the sum payable by the applicable Loan Party shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made.

(b)    In addition, without duplication of any other obligation set forth in this Section 2.16, STERIS plc shall, or shall cause the applicable Loan Party to, pay to the relevant Governmental Authority any present or future stamp, court or documentary, intangible, recording, filing Taxes and any other similar Taxes, that arise from any payment made by it under any Loan Document or from the execution, delivery, performance or registration of, or otherwise with respect to, any Loan Document, except to the extent such Taxes are Other Connection Taxes imposed with respect to a sale, an assignment or the designation of a new Applicable Lending Office (other than an assignment or designation made pursuant to Section 2.21) (hereinafter referred to as “Other Taxes”).

(c)    Without duplication of any other obligation set forth in this Section 2.16, STERIS plc shall, or shall cause the applicable Loan Party to, indemnify each Lender and each Agent for the full amount of Taxes (other than (i) withholding Tax imposed by United Kingdom legislation which is compensated for by an increased payment under Section 2.16(g) or would have been so compensated but was not solely because one of the exclusions in Section 2.16(g)(iv) applied, (ii) any Excluded Taxes or (iii) for the avoidance of doubt, any Taxes which were compensated by an increased payment under Section 2.16(a)) and Other Taxes imposed on, payable or paid by such Lender or such Agent, as the case may be, in respect of Advances made to any Loan Party and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within 30 days from the date such Lender or such Agent, as the case may be, makes written demand therefor. A certificate as to the amount of such payment or liability delivered to STERIS plc by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(h) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate describing in reasonable detail the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    As soon as practicable after the date of any payment of Taxes or Other Taxes for which any Loan Party is responsible under this Section 2.16, such Loan Party shall furnish to the Administrative Agent, at its address as specified pursuant to Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

(f)    Except in connection with withholding tax imposed by United Kingdom legislation (to which the provisions of Section 2.16(g) apply):

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, or the applicable taxing authority, at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any applicable jurisdiction and such other documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding and as may be required to secure any applicable exemption from, or reduction in the rate of, deduction or withholding imposed by any jurisdiction in respect of any payments to be made to such Lender hereunder from any applicable taxing authority. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding, including withholding tax imposed by United Kingdom legislation, or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing: (x) any Lender that is a US Person shall deliver to the applicable Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and (y) any Lender that is not a US Person (a “Non-US Lender”) shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(A)    in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)    executed originals of IRS Form W-8ECI;

(C)    in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)    to the extent a Non-US Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this clause 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    United Kingdom Tax Gross-Up.

(i)    Each Loan Party shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(ii)    STERIS plc shall promptly upon becoming aware that a Loan Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify STERIS plc and such Loan Party.

(iii)    If a Tax Deduction is required by law to be made by a Loan Party, the amount of the payment due from such Loan Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv)    A payment shall not be increased under paragraph (iii) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom, if on the date on which the payment falls due:

(A)    the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B)    the relevant Lender is a Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under this Section 2.16(g); or

(C)    the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(2) of the definition of Qualifying Lender and:

(1)    an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Borrower making the payment a certified copy of that Direction; and

(2)    the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(D)    the relevant Lender is a Qualifying Lender solely by virtue of paragraph (i)(2) of the definition of Qualifying Lender and:

(1)    the Lender has not given a Tax Confirmation to the relevant Borrower; and

(2)    the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the relevant Borrower, on the basis that the Tax Confirmation would have enabled the relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA.

(v)    If a Loan Party is required to make a Tax Deduction, such Loan Party shall make such Tax Deduction and any payment required in connection with such Tax Deduction within the time allowed and in the minimum amount required by law.

(vi)    Within thirty days of making either a Tax Deduction or any payment required in connection with such Tax Deduction, the Loan Party making such Tax Deduction shall deliver to the Administrative Agent for the Lender Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii)    (A) Subject to (B) below, a Treaty Lender and each Loan Party which makes a payment to which such Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for such Loan Party to obtain authorization to make such payment without a Tax Deduction.

(B)    (1) A Treaty Lender which is a Lender on the date on which this Agreement is entered into and which (x) holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name on Schedule I; and

(2)    a New Lender that (x) is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme and (y) wishes such scheme to apply to this Agreement, shall provide its scheme reference number and its jurisdiction of tax residence in the Assignment and Acceptance which it executes, and having done so, that Lender shall be under no obligation pursuant to paragraph (vii)(A), or for the avoidance of doubt, Section 2.16(f), above.

(viii)    If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (g)(vii) above and:

(A)    a Borrower making a payment to such Lender has not made a Borrower DTTP Filing in respect of such Lender; or

(B)    a Borrower making a payment to such Lender has made a Borrower DTTP Filing in respect of such Lender but:

(1)    such Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(2)    HM Revenue & Customs has not given such Borrower authority to make payments to such Lender without Tax Deduction within 60 days of the date of such Borrower DTTP Filing;

and in each case, such Borrower has notified that Lender in writing of either (1) or (2) above, then such Lender and such Borrower shall cooperate in completing any additional procedural formalities necessary for such Borrower to obtain authorization to make that payment without a Tax Deduction.

(ix)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (g)(vii) above, no Loan Party shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any Loan unless the Lender otherwise agrees.

(x)    A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(xi)    Each Lender which becomes a party to this Agreement after the date of this Agreement shall indicate in the Assignment and Acceptance which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in:

(A)    not a Qualifying Lender

(B)    a Qualifying Lender (other than a Treaty Lender); or

(C)    a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 2.16(g)(xi) then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Loan Party). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a Lender to comply with this Section 2.16(g)(xi).

(xii)    A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the relevant Borrower by entry into this Agreement.

(xiii)    A UK Non-Bank Lender shall promptly notify the relevant Borrower and the Administrative Agent if there is any change in the position from that set forth in the Tax Confirmation.

(h)    (i) Each party hereto may make any deduction it is required to make by FATCA, and any payment required in connection with such deduction, and no party hereto shall be required to increase any payment in respect of which it makes such a deduction or otherwise compensate the recipient of the payment for such deduction; and

(ii)    Each party hereto shall promptly, upon becoming aware that it must make a deduction as required by FATCA (or that there is any change in the rate or the basis of such deduction), notify the party to whom it is making the payment and, in addition, shall notify STERIS plc and the Administrative Agent and the Administrative Agent shall notify the other Finance Parties.

(i)    In the event that an additional payment is made under Section 2.16(a) or 2.16(c) for the account of any Lender and such Lender, in its sole discretion exercised in good faith, determines that it has received a refund of any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such additional payment, such Lender shall, to the extent that it reasonably determines that it can do so without prejudice to the retention of the amount of such refund, pay to the applicable Borrower such amount as such Lender shall, in its reasonable discretion exercised in good faith, have determined is attributable to such deduction or withholding and will leave such Lender (after such payment) in no worse position than it would have been had such Borrower not been required to make such deduction or withholding. Nothing contained in this Section 2.16(i) shall (i) interfere with the right of a Lender to arrange its tax affairs in whatever manner it thinks fit or (ii) oblige any Lender to disclose any information relating to its tax returns, tax affairs or any computations in respect thereof or (iii) require any Lender to take or refrain from taking any action that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.

(j)    Each participant of an interest in any Commitment, Advance or Loan Document hereunder shall be entitled to the benefits of this Section 2.16 (subject to the requirements and limitations herein, including the requirements under Section 2.16(f) and (g) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender and the information and documentation required under 2.16(g) will be delivered to the applicable Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment hereunder; provided that such participant (A) agrees to be subject to the provisions of Section 2.21 as if it were an assignee hereunder; and (B) shall not be entitled to receive any greater payment under this Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

(k)    Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(l)    For purposes of this Section 2.16, the term “applicable law” includes FATCA.

SECTION 2.17    Sharing of Payments, Etc. Subject to Section 2.20 in the case of a Defaulting Lender, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.02(c), 2.13, 2.14(a), 2.16 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. It is acknowledged and agreed that the foregoing provisions of this Section 2.17 reflect an agreement entered into solely among the Lenders (and not any Borrower or any Loan Party) and the consent of any Borrower or any Loan Party shall not be required to give effect to the acquisition of a participation by a Lender pursuant to such provisions or with respect to any action taken by the Lenders or the Administrative Agent pursuant to such provisions. The provisions of this Section 2.17 shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant permitted hereunder.

SECTION 2.18    Use of Proceeds and Letters of Credit. The proceeds of the Commitments shall be available, and each applicable Borrower agrees that such proceeds shall be applied, solely towards refinancing the Existing Credit Agreement, general corporate purposes and working capital needs.

SECTION 2.19    Evidence of Debt. (a) The Register maintained by the Administrative Agent pursuant to Section 9.07(g) shall include (i) the date, currency and amount of each Borrowing made hereunder by each Borrower, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or, other than interest on Swingline Advances as agreed with a Swingline Lender, interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender’s share thereof.

(b)    Entries made reasonably and in good faith by the Administrative Agent in the Register pursuant to subsection (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to each Lender under this Agreement, absent demonstrable error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit, expand or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.20    Defaulting Lenders.

(a)    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender (it being understood that the determination of whether a Lender is no longer a Defaulting Lender shall be made as described in Section 2.20(b)):

(i)    such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.06(a) to the extent it is a Defaulting Lender on the date such fee accrues (for the avoidance of doubt fees attributable to funded Advances shall be payable);

(ii)    such Defaulting Lender will not be entitled to any fees accruing under Section 2.06(b) to the extent it is a Defaulting Lender on the date such fee accrues;

(iii)    to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitment and the outstanding Advances of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all or all affected Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender; and

(iv)    STERIS plc may, or may cause the applicable Borrower to, at its sole expense and effort, require such Defaulting Lender to assign and delegate its interests, rights and obligations under this Agreement pursuant to Section 9.07.

(b)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Adjusted Percentages but only to the extent (x) the Dollar Equivalent of the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures

plus the Dollar Equivalent of such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Commitments and (y) no Non-Defaulting Lender’s Revolving Credit Exposures (on a Dollar Equivalent basis) plus such Non-Defaulting Lender’s Applicable Adjusted Percentage of the Dollar Equivalent of such Defaulting Lender’s Swingline Exposure and LC Exposure exceeds such Non-Defaulting Lender’s Revolving Commitment;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, each applicable Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay the proportionate share of such Swingline Exposure attributable to the Swingline Advances made to such Borrower and (y) second, cash collateralize for the benefit of the Issuing Bank only such Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such LC Exposure is outstanding;

(iii)    if any Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.06(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.06(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Applicable Adjusted Percentages;

(v)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.06(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(vi)    so long as such Lender is a Defaulting Lender, the Swingline Lenders shall not be required to fund any Swingline Advance and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless each is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.04(j), and participating interests in any newly made Swingline Advance or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Sections 2.03(c) and 2.04(d), respectively (and such Defaulting Lender shall not participate therein).

(c)    If the Borrowers and the Administrative Agent agree in writing in their discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(d)    Any payment of principal, interest, fees or other amounts received by the Administrative Agent hereunder for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, pro rata, to the payment of amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, third, to the funding of any Advance or the funding or cash collateralization of any participating interest in any Swingline Advance or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fourth, as STERIS plc may request, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations under this Agreement; fifth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or otherwise pursuant to this Section 2.20(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

SECTION 2.21    Mitigation. (a) Each Lender shall promptly notify the applicable Borrower and the Administrative Agent of any event of which it has knowledge that will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by any Loan Party to pay any amount pursuant to Section 2.13 or 2.16 or (ii) the occurrence of any circumstance described in Section 2.12 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify such Loan Party and the Administrative Agent). In furtherance of the foregoing, each Lender will (at the request of such Loan Party) designate a different funding office if, in the judgment of such Lender, such designation will avoid (or reduce the cost to such Loan Party of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise materially disadvantageous to such Lender. STERIS plc hereby agrees to, or to cause the applicable Loan Party to, pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(b)    Notwithstanding any other provision of this Agreement, if any Lender fails to notify the applicable Borrower of any event or circumstance which will entitle such Lender to compensation pursuant to Section 2.13 within 180 days after such Lender obtains knowledge of such event or circumstance, then such Lender shall not be entitled to compensation from such Borrower for any amount arising prior to the date which is 180 days before the date on which such Lender notifies such Borrower of such event or circumstance.

SECTION 2.22    VAT. Notwithstanding anything in Section 2.16 to the contrary:

(a)    All amounts expressed to be payable under a Loan Document by any Loan Party to a Lender Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Lender Party to any Loan Party under a Loan Document and such Lender Party is required to account to the relevant tax authority for the VAT, that Loan Party must pay to such Lender Party (in addition to and at the same time as paying any other consideration for such supply or, if later, on presentation of a valid VAT invoice) an amount equal to the amount of the VAT (and such Lender Party must promptly provide an appropriate VAT invoice to that Loan Party).

(b)    If VAT is or becomes chargeable on any supply made by any Lender Party (the “Supplier”) to any other Lender Party (the “Recipient”) under a Loan Document, and any Loan Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)    (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)    Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender Party for any cost or expense, that Loan Party shall reimburse or indemnify (as the case may be) such Lender Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)    Any reference in this Section 2.22 to any Loan Party shall, at any time when such Loan Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the Person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC or as implemented by a European Member State, or equivalent provisions in any other jurisdiction).

(e)    In relation to any supply made by a Lender Party to any Loan Party under a Loan Document, if reasonably requested by such Lender Party, that Loan Party must promptly provide such Lender Party with details of that Loan Party’s VAT registration and such other information as is reasonably requested in connection with such Lender Party’s VAT reporting requirements in relation to such supply.

SECTION 2.23    Increases in Revolving Commitments. Subject to the conditions set forth below, STERIS plc may, upon at least 5 Business Days (or such other period of time agreed to between the Administrative Agent and the Borrowers) prior written notice to the Administrative Agent, request an increase in the existing Revolving Commitments (a “Revolving Commitment Increase”); provided that:

(i)    no Default shall have occurred and be continuing hereunder as of the effective date of such Revolving Commitment Increase;

(ii)    the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects as so qualified) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

(iii)    the Dollar Equivalent of all such Revolving Commitment Increases shall not exceed $500,000,000 in aggregate;

(iv)    the applicable Borrower, the applicable Lender or lender not theretofore a Lender providing such Revolving Commitment Increase and the Administrative Agent, shall execute and deliver to the Administrative Agent, customary joinder documentation, in form and substance satisfactory to the Administrative Agent; such joinder may amend this Agreement and the other Loan Documents without the consent of any Lenders to reflect any technical changes necessary to give effect to such Revolving Commitment Increase in accordance with the terms hereof;

(v)    no existing Lender shall be obligated in any way to make any Revolving Commitment Increase available unless it has executed and delivered a joinder as set forth in clause (iv) above;

(vi)    the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request;

(vii)     [Reserved];

(viii)     the advances made under any Revolving Commitment Increase shall constitute “Advances” for all purposes of the Loan Documents;

(ix)     such Revolving Commitment Increase is on the same terms and conditions as those set forth in this Agreement with respect to the Revolving Commitments, except to the extent reasonably satisfactory to the Administrative Agent; and

(x)     a new lender that is not a Lender shall be subject to the same consents that would apply to an assignment of an applicable Commitment or Advance to such new Lender.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01    Conditions Precedent to Closing Date. This Agreement shall become effective and the Revolving Commitments shall be available on and as of the first date on which the following conditions precedent have been satisfied (with the Administrative Agent acting reasonably in assessing whether the conditions precedent have been satisfied) (or waived in accordance with Section 9.01):

(a)    The Administrative Agent (or its counsel) shall have received from STERIS Corporation, STERIS plc and each other Closing Date Party and each Lender either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed such a counterpart.

(b)    All fees and other amounts that are required to be reimbursed or paid and are then due and payable by any of the Borrowers to the Administrative Agent, each Joint Lead Arranger and the Lenders under the Loan Documents or pursuant to any fee or similar letters relating to the Loan Documents shall be paid, to the extent invoiced by the relevant person at least three Business Days prior to the Closing Date and to the extent such amounts are payable on or prior to the Closing Date.

(c)    The Administrative Agent (or its counsel) shall have received on or before the Closing Date:

(i)    Certified copies of the resolutions or similar authorizing documentation of the governing bodies of STERIS Corporation, STERIS plc and each other Closing Date Party authorizing such Person to enter into and perform its obligations under the Loan Documents to which it is a party;

(ii)    A good standing certificate or similar certificate dated a date reasonably close to the Closing Date from the jurisdiction of formation of STERIS Corporation, STERIS plc and each other Closing Date Party, but only where such concept is applicable (it being understood that no such certificate will be provided by STERIS plc or any Closing Date Party that is an entity organized under the laws of England and Wales);

(iii)    A customary certificate of STERIS Corporation, STERIS plc and each other Closing Date Party certifying the names and true signatures of the officers and/or directors of STERIS Corporation, STERIS plc and each other Closing Date Party authorized to sign this Agreement and the other documents to be delivered hereunder and, in the case of STERIS plc, to the satisfaction of the conditions set forth in Section 3.01(h) and (i); and

(iv)    A favorable opinion letter of (A) the General Counsel of STERIS Corporation and (B) Wachtell, Lipton, Rosen & Katz and other legal counsel to STERIS Corporation and each other Closing Date Party reasonably satisfactory to the Administrative Agent, in each case in form and substance consistent with those delivered under the Existing Credit Agreement or, as applicable such other form as is reasonably acceptable to the Administrative Agent (and covering STERIS Corporation, STERIS plc and each Closing Date Party).

(d)    [Reserved].

(e)    The Administrative Agent shall have received, on or prior to the Closing Date, so long as requested no less than ten Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case relating to STERIS Corporation, STERIS plc and each other Closing Date Party.

(f)    Substantially contemporaneously therewith, the Existing Credit Agreement shall be terminated in full and all outstanding obligations thereunder shall be repaid in full (other than contingent obligations not then due).

(g)    To the extent Advances are being made on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.

(h)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects as so qualified) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects as so qualified) as of such earlier date.

(i)    No Default has occurred and is continuing.

The Administrative Agent shall notify the Borrowers and the Lenders of the Closing Date in writing promptly upon the conditions precedent in this Section 3.01 being satisfied (or waived in accordance with Section 9.01), and such notice shall be conclusive and binding.

SECTION 3.02    Conditions Precedent to Revolving Advances and Letters of Credit after the Closing Date. The obligation of each Lender to make any extension of credit hereunder after the Closing Date, is subject to the satisfaction (with the Administrative Agent acting reasonably in assessing whether the conditions precedent have been satisfied) (or waiver in accordance with Section 9.01) of the following conditions:

(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects as so qualified) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects as so qualified) as of such earlier date.

(b)    No Default has occurred and is continuing.

(c)    With respect to an Advance, the Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01    Representations and Warranties. Each Borrower represents and warrants on the Closing Date and the date of each extension of credit hereunder, as follows:

(a)    Each Loan Party is duly organized or incorporated, validly existing and in good standing (to the extent that such concept exists) under the laws of its jurisdiction of organization or incorporation, except (other than with respect to any Borrower, to which this exception shall not apply) to the extent such failure would not be reasonably expected to have a Material Adverse Effect.

(b)    The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, (i) are within such Loan Party’s organizational powers, (ii) have been duly authorized by all necessary organizational action and (iii) do not contravene (A) such Loan Party’s charter or by-laws or other organizational documents or (B) any law, regulation or contractual restriction binding on or affecting such Loan Party and (iv) will not result in or require the creation or imposition of any Lien upon or with respect to any of the properties of the Consolidated Group, except, in the case of clause (iii)(B) and (iv), as would not be reasonably expected to have a Material Adverse Effect.

(c)    No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrowers and each Guarantor of this Agreement and the consummation of the transactions contemplated hereby.

(d)    This Agreement and the other Loan Documents have been duly executed and delivered by the Loan Parties party thereto. This Agreement and the other Loan Documents are legal, valid and binding obligations of each Loan Party party thereto, enforceable against each such Loan Party in accordance with their terms, except as affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)    Each of the Previously Delivered Financial Statements presents fairly, in all material respects, the consolidated financial position and results of operations and cash flows of STERIS plc and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto and subject to year-end audit adjustments and the absence of footnotes in the case of unaudited financial statements.

(f)    There is no action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action), affecting the Consolidated Group pending or, to the knowledge of the Borrowers, threatened before any court, governmental agency or arbitrator that would reasonably be expected to be adversely determined, and if so determined, (a) would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Consolidated Group taken as a whole (other than the litigation set forth on Schedule 4.01(f) attached hereto) or (b) would adversely affect the legality, validity and enforceability of any material provision of this Agreement in any material respect.

(g)    Following application of the proceeds of each Advance and/or Letter of Credit, not more than 25 percent of the value of the assets of the Borrowers and of the Consolidated Group, on a Consolidated basis, subject to the provisions of Section 5.02(a) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h)    Each of the Loan Parties and their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(i)    No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.

(j)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) as of the last annual actuarial valuation date prior to the Closing Date, no Plan was in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code), and (ii) since such annual actuarial valuation date there has been no material adverse change in the funding status of any Plan that would reasonably be expected to cause such Plan to be in at-risk status (as defined in Section 430(i)(4) of the Internal Revenue Code).

(k)    Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Borrowers nor any ERISA Affiliate (A) is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan or has incurred any such Withdrawal Liability that has not been satisfied in full or (B) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA), and (ii) no Multiemployer Plan is reasonably expected to be insolvent or in “endangered” or “critical” status.

(l)    (i) The operations and properties of the Consolidated Group comply in all respects with all applicable Environmental Laws and Environmental Permits except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without any ongoing obligations or costs except to the extent that such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (iii) no circumstances exist that would be reasonably expected to (A) form the basis of an Environmental Action against a member of the Consolidated Group or any of its properties that, either individually or in the aggregate, would have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that, either individually or in the aggregate, would have a Material Adverse Effect.

(m)    (i) None of the properties currently or formerly owned or operated by a member of the Consolidated Group is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the best knowledge of the Borrowers, is adjacent to any such property other than such properties of a member of the Consolidated Group that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) there are no, and never have been any, underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any member of the Consolidated Group or, to the best knowledge of the Borrowers, on any property formerly owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by a member of the Consolidated Group that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by a member of the Consolidated Group or, to the best knowledge of the Borrowers, on any adjoining property that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(n)    No member of the Consolidated Group is undertaking, and no member of the Consolidated Group has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by a member of the Consolidated Group have been disposed of in a manner that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(o)    No member of the Consolidated Group is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” (each as defined in the Investment Company Act of 1940, as amended). Neither the making of any Advances or Issuance of any Letter of Credit nor the application of the proceeds or repayment thereof by the Borrowers, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(p)    The Advances, obligations in respect of Letters of Credit and all related obligations of the Loan Parties under this Agreement (including the Guaranty) rank pari passu with all other unsecured obligations of the Loan Parties that are not, by their terms, expressly subordinate to the obligations of the Loan Parties hereunder.

(q)    The proceeds of the Advances and Letters of Credit will be used in accordance with Section 2.18.

(r)    No member of the Consolidated Group or any of their respective officers or directors (a) has violated or is in violation of, in any material respect, or has engaged in any conduct or dealings that would be sanctionable under any applicable anti-money laundering law or Sanctions or (b) is an Embargoed Person; provided that if any member of the Consolidated Group (other than the Borrowers) becomes an Embargoed Person pursuant to clause (b)(iii) of the definition thereof as a result of a country or territory becoming subject to any applicable Sanctions program after the Closing Date, such Person shall not be an Embargoed Person so long as (x) the Borrowers are, as applicable, taking reasonable steps to either obtain an appropriate license for transacting business in such country or territory or to cause such Person to no longer reside, be organized or chartered or have a place of business in such country or territory and (y) such Person’s residing, being organized or chartered or having a place of business in such country or territory would not be reasonably expected to have Material Adverse Effect. The Consolidated Group (i) has adopted and maintains policies and procedures designed to ensure compliance and are reasonably expected to continue to ensure compliance with any Sanction imposed by the United States and (ii) will use commercially reasonable efforts to adopt and maintain policies and procedures designed to ensure compliance with any applicable Sanction other than those imposed by the United States.

(s)    No member of the Consolidated Group is in violation, in any material respects, of any applicable law, relating to anti-corruption (including the FCPA and the United Kingdom Bribery Act of 2010 (“Anti-Corruption Laws”)) or counter-terrorism (including United States Executive Order No. 13224 on Terrorist Financing, effective September 24, 2011, the Patriot Act, the United Kingdom Terrorism Act of 2000, the United Kingdom Anti-Terrorism, Crime and Security Act of 2011, the United Kingdom Terrorism (United Nations Measures) Order of 2006, the United Kingdom Terrorism (United Nations Measures) Order of 2009 and the United Kingdom Terrorist Asset-Freezing etc. Act of 2010). The Consolidated Group (i) has adopted and maintains policies and procedures that are designed to ensure compliance and are reasonably expected to continue to ensure compliance with the FCPA and (ii) will use commercially reasonable efforts to adopt and maintain policies and procedures designed to ensure compliance with the United Kingdom Bribery Act of 2010.

(t)    [Reserved].

(u)    [Reserved].

(v)    [Reserved].

(w)    Immediately after the consummation of the transactions to occur on the Closing Date, including the making of each Advance or issuance of each Letter of Credit to be made on the Closing Date and the application of the proceeds of such Advances or Letters of Credit, (a) the fair value of the assets of STERIS plc and its Subsidiaries on a consolidated basis will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of STERIS plc and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) STERIS plc and its Subsidiaries on a consolidated basis will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) STERIS plc and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which it is engaged, as such business is now conducted and is proposed to be conducted following the Closing Date.

(x)    Since March 31, 2017, there has been no Material Adverse Change.

(y)    The Closing Date Parties (other than STERIS plc) represent all of the Material Subsidiaries that are either Domestic Subsidiaries or organized under the laws of England and Wales (other than Receivables Subsidiaries) of STERIS plc as of the Closing Date.

(z)    No Borrower or Guarantor is an EEA Financial Institution.

ARTICLE V

COVENANTS

SECTION 5.01    Affirmative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain valid and outstanding (other than as cash collateralized pursuant to Section 2.04(c)) or any Lender shall have any Commitment hereunder, STERIS plc will:

(a)    Compliance with Laws, Etc. Comply, and cause each member of the Consolidated Group to comply, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with ERISA and Environmental Laws), except to the extent that the failure to so comply, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)    Payment of Taxes, Etc. Pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all Taxes, assessments and governmental charges levied or imposed upon a member of the Consolidated Group or upon the income, profits or property of a member of the Consolidated Group, in each case except to the extent that (i) the amount, applicability or validity thereof is being contested in good faith and by proper proceedings or (ii) the failure to pay such Taxes, assessments and charges, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c)    Maintenance of Insurance. Maintain, and cause each member of the Consolidated Group to maintain, insurance with responsible and reputable insurance companies or associations (or pursuant to self-insurance arrangements) in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which any member of the Consolidated Group operates.

(d)    Preservation of Existence, Etc. Do, or cause to be done, all things necessary to preserve and keep in full force and effect its and each other Loan Party’s (i) existence and (ii) rights (charter and statutory) and franchises; provided, however, that any Loan Party may consummate any merger or consolidation permitted under Section 5.02(b); and provided, further, that no Loan Party shall be required to preserve any such right or franchise if the management of the Borrowers shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Loan Party and that the loss thereof is not disadvantageous in any material respect to the Lenders.

(e)    Visitation Rights. At any reasonable time and from time to time during normal business hours (but not more than once annually if no Event of Default has occurred and is continuing), upon reasonable notice to the Borrowers, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account, and visit the properties, of the Consolidated Group, and to discuss the affairs, finances and accounts of the Consolidated Group with any of the members of the senior treasury staff of the Borrowers or any other Loan Party.

(f)    Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Consolidated Group sufficient to permit the preparation of financial statements in accordance with GAAP.

(g)    Maintenance of Properties, Etc. Cause all of its and the Consolidated Group’s properties that are used or useful in the conduct of its business or the business of any member of the Consolidated Group to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h)    Guaranties.

(x) Cause (i) subject to clause (y) below, Synergy and its Material Subsidiaries organized in England and Wales and (ii) from time to time after the Closing Date, each other Material Subsidiary of STERIS plc (other than Synergy and its Subsidiaries) that is or becomes a Domestic Subsidiary (other than a Receivables Subsidiary), in each case, to guarantee the Guaranteed Obligations pursuant to a joinder hereto substantially in the form of Exhibit D or any other form agreed by the Administrative Agent.

(y) In no event shall Synergy or its Subsidiaries organized in England and Wales be required to provide a guaranty hereunder if STERIS plc is treated as a United States corporation for United States federal tax purposes. If STERIS plc is treated as a United States corporation for United States federal tax purposes, any guarantees from Synergy or its Subsidiaries shall terminate automatically and each such guarantee will be void ab initio.

(i)    Transactions with Affiliates. Conduct, and cause each member of the Consolidated Group to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates (excluding the members of the Consolidated Group) on terms that are fair and reasonable and no less favorable to STERIS plc or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided that the restrictions of this Section 5.01(i) shall not apply to the following:

(i)    the payment of dividends or other distributions (whether in cash, securities or other property) with respect to any Equity Interests in a member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person;

(ii)    payment of, or other consideration in respect of, compensation to, the making of loans to and payment of fees and expenses of and indemnities to officers, directors, employees or consultants of a member of the Consolidated Group and payment, or other consideration in respect of, directors’ and officers’ indemnities;

(iii)    transactions pursuant to any agreement to which a member of the Consolidated Group is a party on the date hereof and set forth in Schedule 5.01(i);

(iv)    transactions with joint ventures for the purchase or sale of property or other assets and services entered into in the ordinary course of business and in a manner consistent with past practices;

(v)    [Reserved];

(vi)    transactions approved by a majority of Disinterested Directors of the Borrowers or of the relevant member of the Consolidated Group in good faith; or

(vii)    any transaction in respect of which the Borrowers deliver to the Administrative Agent (for delivery to the Lenders) a letter addressed to the board of directors of the Borrowers (or the board of directors of the relevant member of the Consolidated Group) from an accounting, appraisal or investment banking firm that is in the good faith determination of the Borrowers qualified to render such letter, which letter states that such transaction is on terms that are no less favorable to the Borrowers or the relevant member of the Consolidated Group, as applicable, than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

(j)    Reporting Requirements. Furnish to the Administrative Agent for further distribution to the Lenders:

(i)    within 45 days after the end of each of the first three quarters of each fiscal year of STERIS plc , a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income and cash flows of the Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by the Chief Financial Officer, the Controller or the Treasurer of STERIS plc as having been prepared in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments);

(ii)    within 90 days after the end of each fiscal year of STERIS plc, a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income and cash flows of the Consolidated Group for such fiscal year, in each case accompanied by an unqualified opinion or an opinion reasonably acceptable to the Required Lenders by Ernst & Young LLP or other independent public accountants of recognized national standing;

(iii)    simultaneously with each delivery of the financial statements referred to in subclauses (j)(i) and (j)(ii) of this Section 5.01, a certificate of the Chief Financial Officer, the Controller or the Treasurer of STERIS plc that no Default or Event of Default has occurred and is continuing (or if such event has occurred and is continuing the actions being taken by STERIS plc to cure such Default or Event of Default), including, if such covenant is tested at such time, setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03;

(iv)    as soon as possible and in any event within five days after any Responsible Officer of a Borrower shall have obtained knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the Chief Financial Officer, the Controller or the Treasurer of the applicable Borrower setting forth details of such Default and the action that the Borrowers have taken and propose to take with respect thereto;

(v)    promptly after the sending or filing thereof, copies of all reports that STERIS plc sends to any of its securityholders, in their capacity as such, and copies of all reports and registration statements that members of the Consolidated Group file with the Securities and Exchange Commission or any national securities exchange (excluding routine reports filed with the New York Stock Exchange and any reports filed with the Regulatory News Service to satisfy London Stock Exchange Requirements);

(vi)    promptly after a Responsible Officer of a Borrower obtains knowledge of the commencement thereof, notice of all actions, suits, investigations, litigations and proceedings before any court, governmental agency or arbitrator affecting the Consolidated Group of the type described in Section 4.01(f)(b); and

(vii)    such other information respecting the Consolidated Group as any Lender through the Administrative Agent may from time to time reasonably request.

(k)    [Reserved].

(l)    OFAC and FCPA. The Loan Parties shall ensure and shall cause each member of the Consolidated Group and their respective officers and directors (in their capacity as officers and directors, as applicable, of members of the Consolidated Group) to ensure that, to their knowledge, the proceeds of any Advances shall not be used by such Persons (i) to fund any activities or business of or with any Embargoed Person, or in any country or territory, that at the time of such funding is the target of any Sanctions, to the extent such activity or business is prohibited by Sanctions, (ii) in any other manner that would result in a violation of any Sanctions by the Agents, Lenders, STERIS plc or any member of the Consolidated Group or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

Information required to be delivered pursuant to subsections (i), (ii) and (v) of Section 5.01(j) above shall be deemed to have been delivered if such information, or one or more annual or quarterly or other reports or proxy statements containing such information, shall have been posted and available on the website of the Securities and Exchange Commission at http://www.sec.gov. Information required to be furnished pursuant to this Section 5.01 may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Borrowers hereby acknowledge that the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar secure electronic system (the “Platform”).

SECTION 5.02    Negative Covenants. So long as any Advance shall remain unpaid, any Letter of Credit shall remain valid and outstanding (other than as cash collateralized pursuant to Section 2.04(c)) or any Lender shall have any Commitment hereunder, STERIS plc will not and will not permit any member of the Consolidated Group to:

(a)    Liens, Etc. Create, assume or suffer to exist any Lien upon any of its property or assets (other than Unrestricted Margin Stock), whether now owned or hereafter acquired; provided that this Section shall not apply to the following:

(i)    Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(ii)    other statutory, common law or contractual Liens incidental to the conduct of its business or the ownership of its property and assets that (A) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (B) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(iii)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(iv)    deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(v)    Liens on property or assets to secure obligations owing to any member of the Consolidated Group;

(vi)    (A) purchase money Liens on fixed assets or for the deferred purchase price of property; provided that such Lien is limited to the purchase price and only attaches to the property being acquired and (B) capital leases;

(vii)    easements, zoning restrictions or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of any member of the Consolidated Group;

(viii)    Liens existing on the date of this Agreement and, to the extent securing obligations in excess of $25,000,000, set forth on Schedule 5.02(a) hereto;

(ix)    any Lien granted to Agent, for the benefit of the Lenders;

(x)    Liens on Receivables Related Assets of a Receivables Subsidiary in connection with the sale of such Receivables Related Assets pursuant to Section 5.02(f)(iii) hereof;

(xi)    in addition to the Liens permitted herein, additional Liens, so long as the aggregate principal amount of all Debt and other obligations secured by such Liens, when taken together with, without duplication, the principal amount of all Debt of Subsidiaries that are not Guarantors incurred pursuant to Section 5.02(e)(viii) below, does not exceed an amount equal to 10% of the Consolidated Total Assets at the time such Debt or other obligation is created or incurred;

(xii)    Permitted Encumbrances;

(xiii)    any Lien existing on any property or asset prior to the acquisition thereof by any member of the Consolidated Group or existing on any property or assets of any Person at the time such Person becomes a Subsidiary after the Closing Date; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of any member of the Consolidated Group (other than Persons who become members of the Consolidated Group in connection with such acquisition);

(xiv)    Liens arising in connection with any margin posted related to Hedge Agreements entered other than for speculative purposes;

(xv)    any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clauses (vi), (viii), (xi) and (xiii) of this Section 5.02(a); provided that (x) the principal amount of the obligations secured thereby shall be limited to the principal amount of the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof), (y) such Lien shall be limited to all or a part of the assets that secured the obligation so extended, renewed or replaced and (z) in the case of any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (xi) of this Section 5.02(a) such extension, renewal or replacement (or successive renewals or replacements) shall utilize basket capacity under such clause (xi) prior to any excess amount not permitted thereunder being permitted under this clause (xv); and

(xvi)    Liens on the products and proceeds (including, without limitation, insurance condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property subject to Liens under any of the paragraphs of this Section 5.02(a).

(b)    Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (other than Unrestricted Margin Stock) (whether now owned or hereafter acquired) to, any Person, except that:

(i)    any member of (x) the Consolidated Group other than the Borrowers may merge or consolidate with or into or (y) the Consolidated Group may convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to, in each case of clause (x) and (y), any other member of the Consolidated Group;

(ii)    any Borrower may merge or consolidate with or into any other Person (including, but not limited to, any member of the Consolidated Group) so long as (A) such Borrower is the surviving entity or (B) the surviving entity shall succeed, by agreement, including an agreement where such succession occurs by operation of law, in any case reasonably satisfactory in substance to the Administrative Agent (and such agreement shall be provided to the Administrative Agent prior to the closing of such merger or consolidation), to all of the businesses and operations of such Borrower and shall assume all of the rights and obligations of such Borrower under this Agreement and the other Loan Documents;

(iii)    any member of the Consolidated Group (other than the Borrowers) may merge or consolidate with or into another Person, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets so long as (A) the consideration received in respect of such merger, consolidation, conveyance, transfer, lease or other disposition is at least equal to the fair market value of such assets as determined in good faith by STERIS plc and (B) no Material Adverse Effect would reasonably be expected to result from such merger, consolidation, conveyance, transfer, lease or other disposition; and

(iv)    any member of the Consolidated Group (other than the Borrowers) may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to another Person to effect (A) a transaction permitted by Section 5.02(f) (other than clause (vii)(ii) thereof) or (B) a merger or consolidation with or into such Person where such merger or consolidation results in such Person or the entity into which such Person is merged or consolidated becoming a member of the Consolidated Group;

provided, in the cases of clauses (i), (ii) and (iii) hereof, that no Default or Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)    Accounting Changes. Change STERIS plc’s fiscal year-end from March 31 of each calendar year.

(d)    Change in Nature of Business. Make any material change in the nature of the business of the Consolidated Group, taken as a whole, from that carried out by STERIS plc and its Subsidiaries on the Closing Date; it being understood that this Section 5.02(d) shall not prohibit members of the Consolidated Group from conducting any business or business activities incidental or related to such business as carried on as of the Closing Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

(e)    Subsidiary Indebtedness. Permit any member of the Consolidated Group that is not a Borrower or a Guarantor to incur Debt of any kind; provided that this Section shall not apply to any of the following (without duplication):

(i)    Debt incurred under the Loan Documents;

(ii)    Debt of any member of the Consolidated Group to any member of the Consolidated Group; provided that such Debt shall not have been transferred to any other Person (other than to any member of the Consolidated Group);

(iii)    Debt outstanding on the Closing Date and, to the extent in respect of obligations in excess of $25 million, set forth on Schedule 5.02(e) (it being understood that any Debt in excess of $25 million outstanding on the Closing Date that is otherwise permitted under another clause of Section 5.02(e) need not be set forth on Schedule 5.02(e) in order to be so permitted under such other clause) and any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Debt from time to time (in whole or in part); provided that the outstanding principal amount of any such Debt may only be increased to the extent any such increase is permitted to be incurred under any other clause of this Section 5.02(e);

(iv)    (i) Debt of any member of the Consolidated Group incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including capital leases and any Debt assumed in connection with the acquisition of any such assets (provided that such Debt is incurred or assumed prior to or within 90 days after such acquisition or the completion of such construction or improvement and the principal amount of such Debt does not exceed the cost of acquiring, constructing or improving such fixed or capital assets) and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Debt from time to time (in whole or in part); provided that the aggregate principal amount of Debt permitted by this clause (iv) shall not exceed $100,000,000;

(v)    Debt under or related to Hedge Agreements entered into for non-speculative purposes;

(vi)    letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Debt) in the ordinary course of business;

(vii)    Debt of Receivables Subsidiaries in respect of Permitted Receivables Facilities in an aggregate principal amount at any time outstanding not to exceed $250,000,000;

(viii)    (i) any other Debt (not otherwise permitted under this Agreement), and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of Debt outstanding under this clause (viii), provided that, the aggregate principal amount of (1) all Debt incurred under this clause (viii) and (2) without duplication, all Debt and other obligations secured by Liens incurred under Section 5.02(a)(xi) shall not exceed 10% of Consolidated Total Assets at the time such Debt is incurred (except that refinancing Debt incurred in reliance on clause (ii) of this Section 5.02(e)(viii) will in any event be permitted (but will utilize basket capacity under this clause (viii)) so long as the principal amount of such Debt does not exceed the principal amount of the Debt refinanced);

(ix)    Debt owed to any officers or employees of any member of the Consolidated Group; provided that the aggregate principal amount of all such Debt shall not exceed $10,000,000 at any time outstanding;

(x)    guarantees of any Debt permitted pursuant to this Section 5.02(e);

(xi)    Debt in respect of bid, performance, surety bonds or completion bonds issued for the account of any member of the Consolidated Group in the ordinary course of business, including guarantees or obligations of any member of the Consolidated Group with respect to letters of credit supporting such bid, performance, surety or completion obligations;

(xii)    Debt incurred or arising from or as a result of agreements providing for indemnification, deferred payment obligations, purchase price adjustments, earn-out payments or similar obligations;

(xiii)    Debt in connection with overdue accounts payable, which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(xiv)    Debt arising or incurred as a result of or from the adjudication or settlement of any litigation or from any arbitration or mediation award or settlement, in any case involving any member of the Consolidated Group; provided that the judgment, award(s) and/or settlements to which such Debt relates would not constitute an Event of Default under Section 6.01(f);

(xv)    Debt in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business; and

(xvi)    (i) Debt of any Person which becomes a Subsidiary after the Closing Date or is merged with or into or consolidated or amalgamated with any member of the Consolidated Group after the Closing Date and Debt expressly assumed in connection with the acquisition of an asset or assets from any other Person; provided that (A) such Debt existed at the time such Person became a Subsidiary or of such merger, consolidation, amalgamation or acquisition and was not created in anticipation thereof and (B) immediately after such Person becomes a Subsidiary or such merger, consolidation, amalgamation or acquisition, (x) no Default shall have occurred and be continuing and (y) STERIS plc shall be in compliance with Section 5.03 on a pro forma basis; and (ii) any extension, renewal, refinancing, refunding, replacement or restructuring (or successive extensions, renewals, refinancings, refundings, replacements or restructurings) of any such Debt from time to time (in whole or in part), provided that the outstanding principal amount of any such Debt may only be increased to the extent any such increase is permitted to be incurred under any other clause of this Section 5.02(e).

(f)    Dispositions. Convey, sell, assign, transfer or otherwise dispose of (each, a “Disposition”) any of its property or assets outside the ordinary course of business, other than to any member of the Consolidated Group, except for:

(i)    Dispositions of assets and property that are (i) obsolete, worn, damaged, uneconomic or otherwise deemed by any member of the Consolidated Group to no longer be necessary or useful in the operation of such member of the Consolidated Group’s current or anticipated business or (ii) replaced by other assets or property of similar suitability and value;

(ii)    Dispositions of cash and Cash Equivalents;

(iii)    Dispositions of accounts receivable (i) in connection with the compromise or collection thereof, (ii) deemed doubtful or uncollectible in the reasonable discretion of any member of the Consolidated Group, (iii) obtained by any member of the Consolidated Group in the settlement of joint interest billing accounts, (iv) granted to settle collection of accounts receivable or the sale of defaulted accounts arising in connection with the compromise or collection thereof and not in connection with any financing transaction or (v) in connection with a Permitted Receivables Facility;

(iv)    any other Disposition (not otherwise permitted under this Agreement) of any assets or property; provided that after giving effect thereto, STERIS plc would be in pro forma compliance with the covenants set forth in Section 5.03;

(v)    Dispositions by any member of the Consolidated Group of all or any portion of any Subsidiary that is not a Material Subsidiary;

(vi)    leases, licenses, subleases or sublicenses by any member of the Consolidated Group of intellectual property in the ordinary course of business;

(vii)    Dispositions arising as a result of (i) the granting or incurrence of Liens permitted under Section 5.02(a) or (ii) transactions permitted under Section 5.02(b) (other than Section 5.02(b)(iii)) of this Agreement;

(viii)    any Disposition or series of related Dispositions that does not individually or in the aggregate exceed $10,000,000;

(ix)    Dispositions constituting terminations or expirations of leases, licenses and other agreements in the ordinary course of business; and

(x)    contributions of assets in the ordinary course of business to joint ventures entered into in the ordinary course of business.

SECTION 5.03    Financial Covenants.

(a)    Beginning on the last day of the first fiscal quarter of STERIS plc for which a compliance certificate was not delivered under the Existing Credit Agreement and on the last day of each fiscal quarter of STERIS plc ending thereafter, STERIS plc will not permit, as of the last day of any such fiscal quarter, the ratio of (x) Consolidated Total Debt at such time to (y) Consolidated EBITDA for the four consecutive fiscal quarter period ending as of such date to exceed 3.50 to 1.00; provided, that the ratio referenced in this Section 5.03(a) shall be increased by 0.25 to 1.00 after a Material Acquisition for a period of four fiscal quarters after the date of such Material Acquisition; and

(b)    beginning on the last day of the first fiscal quarter of STERIS plc for which a compliance certificate was not delivered under the Existing Credit Agreement and on the last day of each fiscal quarter of STERIS plc ending thereafter, STERIS plc will not permit, as of the last day of any such fiscal quarter, the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four fiscal quarters ending on such date, to be less than 3.00:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)    any Loan Party, as applicable, shall fail (i) to pay any principal of any Advance when the same becomes due and payable; (ii) to pay any reimbursement obligation in respect of any LC Disbursement within three Business Days after the same becomes due and payable; or (iii) to pay any interest on any Advance or make any payment of fees or other amounts payable under this Agreement within five Business Days after the same becomes due and payable; or

(b)    any representation or warranty made by a Loan Party herein or in any other Loan Document or by a Loan Party (or any of its officers or directors) in connection with this Agreement or in any certificate or other document furnished pursuant to or in connection with this Agreement, if any, in each case shall prove to have been incorrect in any material respect when made or deemed made; or

(c)    (i) a Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(d)(i), 5.01(j)(iv), 5.02(a), 5.02(b), 5.02(d), 5.02(e), 5.02(f) or 5.03 or (ii) a Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or clauses (i)-(iii) or (v)-(vii) of Section 5.01(j) if such failure shall remain unremedied for 10 Business Days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender, or (iii) a Borrower or any other Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document, if any, in each case on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Administrative Agent or any Lender; or

(d)    a Borrower, any Guarantor or any Significant Subsidiary shall fail to pay any principal of or premium or interest on any Material Indebtedness of such Borrower, or such Guarantor or such Significant Subsidiary, respectively, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)    any Loan Party or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Loan Party or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Loan Party or any Significant Subsidiary shall take any corporate action to authorize any of the actions set forth above in this Section 6.01(e); or

(f)    any one or more judgments or orders for the payment of money in excess of the greater of (x) $150,000,000 and (y) 3% of Consolidated Total Assets shall be rendered against a Loan Party or any Significant Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that, for purposes of determining whether an Event of Default has occurred under this Section 6.01(f), the amount of any such judgment or order shall be reduced to the extent that (A) such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, such judgment or order; or

(g)    (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of STERIS plc (or other securities convertible into or exchangeable for such Voting Stock) representing 50% or more of the combined voting power of all Voting Stock of STERIS plc (on a fully diluted basis); or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, a majority of the members of the board of directors of STERIS plc shall not be Continuing Directors; or

(h)    one or more of the following shall have occurred or is reasonably expected to occur, which in each case would reasonably be expected to result in a Material Adverse Effect: (i) any ERISA Event with respect to any Plan; (ii) the partial or complete withdrawal of STERIS plc or any ERISA Affiliate from a Multiemployer Plan; or (iii) the insolvency or termination of a Multiemployer Plan; or

(i)    this Agreement (including the Guaranty set forth in Article VIII) shall cease to be valid and enforceable against the Loan Parties (except to the extent it is terminated in accordance with its terms) or a Loan Party shall so assert in writing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances and issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided, however, that in the event of an Event of Default under Section 6.01(e), (A) the Commitment of each Lender shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

ARTICLE VII

THE AGENTS

SECTION 7.01    Authorization and Action. Each of the Lenders and Issuing Banks hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02    Administrative Agent Individually. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender and Issuing Bank, as applicable, as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders”, or “Issuing Bank” or “Issuing Banks”, as applicable, shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03    Duties of Administrative Agent; Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 9.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrowers or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person or Persons.

The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 7.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers and such Person remove such Person as Administrative Agent and, in consultation with the Borrowers, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.16(k) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by each Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08    Other Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as an “arranger”, “book runner”, “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 7.09    Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Advances, the Letters of Credit or the Commitments;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I or PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement, or;

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that:

(i)    none of the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Advances, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions thereunder; and

(v)    no fee or other compensation is being paid directly to the Administrative Agent or any Joint Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Advances, the Letters of Credit, the Commitments or this Agreement.

(c)    The Administrative Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Advances, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE VIII

GUARANTY

SECTION 8.01    Guaranty. Subject to Section 5.01(h)(y), each Guarantor, on a joint and several basis, absolutely, unconditionally and irrevocably guarantees to the Administrative Agent for the ratable benefit of the Lender Parties (defined below) (the “Guaranty”), as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration, demand or otherwise, and at all times thereafter, of all existing and future indebtedness and liabilities, whether for principal, interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Borrowers to the Lenders, Issuing Banks and the Administrative Agent (collectively, the “Lender Parties”) arising under this Agreement or any other Loan Document, including all renewals, extensions and modifications thereof (collectively, the “Guaranteed Obligations”). This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantor under this Guaranty (other than payment in full in cash).

SECTION 8.02    No Termination. Except as permitted under Section 8.08, this Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and the Commitments have terminated.

SECTION 8.03    Waiver by the Guarantors. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which the Guarantor might otherwise be entitled other than any notice required hereunder.

SECTION 8.04    Subrogation. No Guarantor shall exercise any right of subrogation, reimbursement, exoneration, indemnification or contribution, any right to participate in any claim or remedy of the Lender Parties or any similar right with respect to any payment it makes under this Guaranty with respect to the Guaranteed Obligations until all of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable) have been paid in full in cash and the Commitments have terminated. If any amount is paid to the Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

SECTION 8.05    Waiver of Defenses. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and to the extent not prohibited by applicable law, the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)    any lack of validity or enforceability against the Borrowers of this Agreement or any agreement or other instrument relating thereto;

(b)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligation of the Borrowers under or in respect of this Agreement or any other amendment or waiver of or any consent to departure from this Agreement, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrowers or any other member of the Consolidated Group or otherwise;

(c)    any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty for all or any of the Guaranteed Obligations;

(d)    any manner of application of collateral, if any, or assets, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral or other assets for all or any of the Guaranteed Obligations;

(e)    any change, restructuring or termination of the corporate structure or existence of a Borrower or other member of the Consolidated Group;

(f)    any failure of the Administrative Agent or any Lender to disclose to a Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrowers now or hereafter known to the Administrative Agent or such Lender (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(g)    the release or reduction of liability of any other Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)    any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, a Borrower, any Guarantor or any other guarantor or surety (other than defense of payment in full in cash).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of a Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.06    Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety. Each Guarantor waives diligence by the Lender Parties and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation, any provision of law requiring the Lender Parties to exhaust any right or remedy or to take any action against a Borrower, any other guarantor or any other Person or property before enforcing this Guaranty against such Guarantor.

SECTION 8.07    Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon any action or proceeding, of a Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Administrative Agent as and to the extent that the Administrative Agent has the right to demand such amounts pursuant to Section 6.01 hereof.

SECTION 8.08    Release of Guarantees.

(a)    If after the Closing Date, STERIS plc receives a credit rating of Baa3 or higher by Moody’s (with stable or better outlook) and BBB- or higher by Standard and Poor’s (with stable or better outlook) at any time, each Guarantor (other than STERIS Corporation and STERIS plc) shall automatically without delivery of any instrument or performance of any act by any party be released from this Guaranty (for so long as such ratings are maintained at such levels or higher) except to the extent that any such entity remains an obligor in respect of any Existing STERIS Notes or other Material Indebtedness, in which case the Guaranty of such entity shall remain in effect until such indebtedness is repaid or such entity shall cease to be a guarantor thereof.

(b)    A Guarantor (other than STERIS Corporation and STERIS plc) shall automatically without delivery of any instrument or performance of any act by any party be released from its obligations hereunder (i) upon the consummation of any transaction permitted by this Agreement as a result of which such Guarantor ceases to be a Subsidiary of STERIS plc, or (ii) at such time that such Guarantor is no longer (x) a Material Subsidiary of STERIS Corporation that is a Domestic Subsidiary or (y) a Material Subsidiary of Synergy that is organized under the laws of England and Wales (or in the case of Synergy itself, no longer a Material Subsidiary that is organized under the laws of England and Wales); provided that if STERIS plc desires such entity to remain a Guarantor, STERIS plc shall notify the Administrative Agent in writing and such entity shall remain a Guarantor, or (iii) upon the occurrence of the applicable circumstances set forth in Section 5.01(h)(y), in which case the applicable guarantee will be void ab initio as set forth therein.

(c)    In connection with any release pursuant to this Section 8.08, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section 8.08 shall be without recourse to or warranty by the Administrative Agent.

SECTION 8.09    Guaranty Limitations. Anything herein to the contrary notwithstanding, the maximum liability of each Guarantor hereunder shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable foreign, federal and state bankruptcy, insolvency or receivership laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this guarantee and each Guarantor’s obligations hereunder.

This Guaranty does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of section 678 and 679 of the Companies Act 2006 and, with respect to any Person that becomes a Guarantor after the date of this Agreement, shall be subject to any limitations set forth in the joinder hereto pursuant to which such Person shall become a Guarantor.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01    Amendments, Etc.

(a)    No amendment or waiver of any provision of this Agreement, nor consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Loan Parties and acknowledged by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing, do any of the following:

(i)    waive any of the conditions specified in Section 3.01 or 3.02 unless signed by each Lender directly and adversely affected thereby;

(ii)    increase or extend the Commitments, Swingline Commitments or LC Commitments of any Lender or Issuing Bank or modify the currency in which a Lender or Issuing Bank is required to make extensions of credit under this Agreement, unless signed by such Lender or Issuing Bank;

(iii)    reduce the principal of, or stated rate of interest on, the Advances or any LC Disbursement, the stated rate at which any fees hereunder are calculated, or any other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Interest” or to waive any obligation of a Borrower to pay Default Interest;

(iv)    postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, unless signed by each Lender directly and adversely affected thereby;

(v)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances and LC Disbursements, or the number of Lenders, that, in each case, shall be required for the Lenders or any of them to take any action hereunder, unless signed by all Lenders;

(vi)    amend this Section 9.01, unless signed by all Lenders;

(vii)    release all or substantially all of the Guarantors from the Guaranty (except as contemplated by Section 8.08) unless signed by all Lenders; or

(viii)    amend or modify the rights or duties of any Swingline Lender or any Issuing Bank, unless signed by such Swingline Lender or Issuing Bank;

and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement. Notwithstanding the foregoing, the Administrative Agent and the Borrowers may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, and such amendment shall become effective without any further consent of any other party to such Loan Document other than the Administrative Agent and the Borrowers.

(b)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “all Lenders,” “each Lender” or “each Lender directly and adversely affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity (which is reasonably satisfactory to the Borrowers and the Administrative Agent) shall agree, as of such date, to purchase at par for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all principal, interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower to and including the date of termination. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

SECTION 9.02    Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed (including email as permitted under Section 9.02(b)), telecopied or delivered, if to a Borrower or the Administrative Agent, to the address, telecopier number or if applicable, electronic mail address, specified for such Person on Schedule II; or, as to a Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent. All such notices and communications shall, when mailed or telecopied, be effective three Business Days after being deposited in the mails, postage prepaid, or upon confirmation of receipt (except that if electronic confirmation of receipt is received at a time that the recipient is not open for business, the applicable notice or communication shall be effective at the opening of business on the next Business Day of the recipient), respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that any communication has been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement. Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Lender acknowledges that it will receive Borrower Materials that may contain material non-public information with respect to a Borrower or its securities for purposes of United States federal or state securities laws.

(e)    If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any Lender shall be binding upon the Borrowers notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender shall have been in good faith and in accordance with the terms of this Agreement.

(f)    With respect to notices and other communications hereunder from a Borrower to any Lender, such Borrower shall provide such notices and other communications to the Administrative Agent, and the Administrative Agent shall promptly deliver such notices and other communications to any such Lender in accordance with subsection (b) above or otherwise.

SECTION 9.03    No Waiver; Remedies. No failure on the part of any Lender, Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 9.04    Costs and Expenses. (a) STERIS plc agrees to pay, or cause to be paid, upon demand, all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including (i) all due diligence, syndication (including printing and distribution), duplication and messenger costs and (ii) the reasonable and documented fees and expenses of a single primary counsel (and a local counsel in each relevant jurisdiction) for the Administrative Agent with respect thereto and with respect to advising the Agents as to their respective rights and responsibilities under this Agreement. STERIS plc further agrees to pay, or cause to be paid, upon demand, all reasonable and documented out-of-pocket costs and expenses of the Agents, Issuing Banks and the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable and documented fees and expenses of a single primary counsel and an additional single local counsel in any local jurisdictions for the Agents, Issuing Banks and the Lenders and, in the case of an actual or perceived conflict of interest where the Administrative Agent notifies the Borrowers of the existence of such conflict, one additional counsel, in connection with the enforcement of rights under this Agreement.

(b)    STERIS plc agrees to, or to cause the applicable Borrower to, indemnify and hold harmless each Agent, Issuing Bank and Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (provided that each Borrower’s obligations to the Indemnified Parties in respect of fees and expenses of counsel shall be limited to the reasonable fees and expenses of one counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel for all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant jurisdiction) (all such claims, damages, losses, penalties, liabilities and reasonable expenses being, collectively, the “Losses”)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) this Agreement, any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Consolidated Group or any Environmental Action relating in any way to the Consolidated Group, in each case whether or not such investigation, litigation or proceeding is brought by the Borrowers, their directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent Losses (A) are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Affiliates (including any material breach of its obligations under this Agreement), (B) result from any dispute between an Indemnified Party and one or more other Indemnified Parties (other than against an Agent or Joint Lead Arranger acting in such a role) or (C) result from the claims of one or more Lenders solely against one or more other Lenders (and not claims by one or more Lenders against any Agent acting in its capacity as such except, in the case of Losses incurred by any Agent or any Lender as a result of such claims, to the extent such Losses are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any material breach of its obligations under this Agreement)) not attributable to any actions of a member of the Consolidated Group and for which the members of the Consolidated Group otherwise have no liability. The Borrowers further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrowers or any of their shareholders or creditors for or in connection with this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Advances, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct (including any material breach of its obligations under this Agreement). In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Notwithstanding the foregoing, this Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by a Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment or Conversion pursuant to Section 2.08, 2.10(e), 2.12 or 2.14, (ii) acceleration of the maturity of the Advances pursuant to Section 6.01, (iii) a payment by an assignee to any Lender other than on the last day of the Interest Period for such Advance upon an assignment of the rights and obligations of such Lender under this Agreement pursuant to Section 9.07 as a result of a demand by such Borrower pursuant to

Section 9.07(b) or (iv) for any other reason, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or as a result of any inability to Convert or exchange in the case of Section 2.10 or 2.14, including, without limitation, any reasonable loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)    Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of each Borrower contained in Sections 2.13, 2.16 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 9.05    Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and Issuing Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender, Issuing Bank or such Affiliate to or for the credit or the account of the applicable Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender and Issuing Bank agrees promptly to notify such Borrower after any such setoff and application is made by such Lender or Issuing Bank; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender, each Issuing Bank and their Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender, Issuing Bank and their Affiliates may have.

SECTION 9.06    Binding Effect. This Agreement shall become effective upon the satisfaction (or waiver in accordance with Section 9.01) of the conditions set forth in Section 3.01 and, thereafter, shall be binding upon and inure to the benefit of, and be enforceable by, the Loan Parties, the Administrative Agent, the Issuing Bank and each Lender and their respective successors and permitted assigns, except that the Loan Parties shall have no right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any purported assignment without such consent shall be null and void.

SECTION 9.07    Assignments and Participations.

(a)     Each Lender may, with the consent of (x) the Borrowers, such consent not to be unreasonably withheld or delayed, (y) the Administrative Agent, which consent shall not be unreasonably withheld or delayed and (z) the Swingline Lenders and the Issuing Banks, assign to one or more Persons (other than natural persons, Defaulting Lenders, or STERIS plc or its Affiliates) all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided that (A) the consent of the Borrowers shall not be required while an Event of Default has occurred and is continuing, (B) the consent of the Borrowers shall be deemed given if the Borrowers shall not have objected within 10 Business Days following receipt of written notice of such proposed assignment, and (C) in the case of an assignment to any other Lender or an Affiliate of any Lender, no such consent shall be required from (x) the Administrative Agent or (y) the Borrowers with respect to assignments by any Lender to its Affiliate or to another Lender, provided that in each such case prior notice thereof shall have been given to the Borrowers and the Administrative Agent.

(b)    Upon demand by the Borrowers (with a copy of such demand to the Administrative Agent) (w) any Defaulting Lender, (x) any Lender that has made a demand for payment pursuant to Section 2.13 or 2.16, (y) any Lender that has asserted pursuant to Section 2.10(b) or 2.14 that it is impracticable or unlawful for such Lender to make Eurocurrency Rate Advances or (z) any Lender that fails to consent to an amendment or waiver hereunder for which consent of all Lenders (or all affected Lenders) is required and as to which the Required Lenders shall have given their consent, will assign to one or more Persons designated by the Borrowers all of its rights and obligations under this Agreement (including, without limitation, all of its Commitment and the Advances owing to it).

(c)    In each such case,

(A)    each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(B)    except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof;

(C)    [Reserved];

(D)    each such assignment made as a result of a demand by the Borrowers pursuant to Section 9.07(b) shall be arranged by the Borrowers with the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that, in the aggregate, cover all of the rights and obligations of the assigning Lender under this Agreement;

(E)    no Lender shall be obligated to make any such assignment as a result of a demand by the Borrowers pursuant to Section 9.07(b), (1) so long as a Default shall have occurred and be continuing and (2) unless and until such Lender shall have received one or more payments from one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount, and from STERIS plc or one or more assignees in an aggregate amount equal to all other amounts accrued to such Lender under this Agreement (including, without limitation, any amounts owing under Section 2.13, 2.16 or 9.04(c)) and (3) unless and until STERIS plc shall have paid (or caused to be paid) to the Administrative Agent a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(F)    the parties to each such assignment (other than, except in the case of a demand by the Borrowers pursuant to Section 9.07(b), the Borrowers) shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance and, if such assignment does not occur as a result of a demand by the Borrowers pursuant to Section 9.07(b) (in which case STERIS plc shall pay or cause to be paid the fee required by subclause (E)(3) of Section 9.07(c)), a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(d)    Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement, except that such assigning Lender shall continue to be entitled to the benefit of Sections 9.04(a) and (b) with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e)    By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:

(i)    other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto;

(ii)    such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;

(iii)    such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(iv)    such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v)    [Reserved];

(vi)    such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and

(vii)    such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(f)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(g)    The Administrative Agent, acting solely for this purpose as the agent of the Borrowers, shall maintain at its address referred to in Section 9.02(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h)    Each Lender may sell participations to one or more banks or other entities (other than the Borrowers or any of their Affiliates, any Defaulting Lender or any natural person) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it) without the consent of the Administrative Agent, Swingline Lender, Issuing Banks or the Borrowers; provided, however, that:

(i)    such Lender’s obligations under this Agreement (including, without limitation, its Commitment) shall remain unchanged;

(ii)    such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iii)    such Lender shall remain the Lender of any such Advance for all purposes of this Agreement;

(iv)    the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and

(v)    no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrowers herefrom or therefrom, except as to matters requiring the approval of all the Lenders pursuant to Section 9.01.

Each Lender shall promptly notify the Borrowers after any sale of a participation by such Lender pursuant to this Section 9.07(h); provided that the failure of such Lender to give notice to the Borrowers as provided herein shall not affect the validity of such participation or impose any obligations on such Lender or the applicable participant.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information relating to the Borrowers received by it from such Lender as more fully set forth in Section 9.08 and subject to the requirements of Section 9.08 (it being understood that, notwithstanding anything to the contrary set forth in such agreement, the Borrowers shall be third party beneficiaries of such agreement).

(j)    Notwithstanding any other provision set forth in this Agreement, any Lender or Issuing Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation and the Advances owing to it) to secure obligations of such Lender or Issuing Bank, including, without limitation, any pledge or assignment to secure obligations in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any central bank having jurisdiction over such Lender.

SECTION 9.08    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Administrative Agent, such Issuing Bank or Lender, as applicable, agrees that it will, to the extent practicable and other than with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, notify the Borrowers promptly thereof, unless such notification is prohibited by law, rule or regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers or (i) with respect to the existence of this Agreement and information about this Agreement, to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means this Agreement and the other Loan Documents and all information received from the Consolidated Group relating to the Consolidated Group or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Consolidated Group.

Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information but in any case reasonable care.

SECTION 9.09    [Reserved].

SECTION 9.10    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12    Jurisdiction, Etc.

(a)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court of the United States of the Southern District of New York sitting in the city of New York in the Borough of Manhattan (or in the event such courts lack subject matter jurisdiction, any New York State court sitting in the city of New York in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. The Loan Parties hereby appoint STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, or should it subsequently have its principal place of business in The City of New York, at such principal place of business, as their agent for service of process, and agree that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any court referenced in Section 9.12(b).

SECTION 9.13    Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act. The Loan Parties shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.14    No Advisory or Fiduciary Responsibility. In its capacity as an Agent or a Lender, (a) no Agent or Lender has any responsibility except as set forth herein and (b) no Agent or Lender shall be subject to any fiduciary duties or other implied duties (to the extent permitted by law to be waived). The Borrower agrees that it will not take any position or bring any claim against any Agent or any Lender that is contrary to the preceding sentence.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Borrowers acknowledge and agree that: (i) the arranging and other services regarding this Agreement provided by the Agents and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Agents and the Lenders, on the other hand; (ii) each Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor or agent for the Borrowers or any of their Affiliates, or any other Person; and (iii) the Agents, the Lenders and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and no Agent or Lender has any obligation to disclose any of such interests to the Borrowers or their Affiliates.

SECTION 9.15    Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance or enforcement thereof.

SECTION 9.16    Conversion of Currencies. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

The obligations of the Loan Parties in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the

Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss with respect to such Borrower. The obligations of each Borrower contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.17    Designated Borrowers. (a) STERIS plc may designate any wholly-owned Subsidiary as a Borrower under any Revolving Commitments (a “Designated Borrower”); provided that the Administrative Agent shall be reasonably satisfied that, with respect to any such Subsidiary, the applicable Lenders to such Designated Borrower may make loans and other extensions of credit to such Subsidiary in such person’s jurisdiction of organization in compliance with applicable laws and regulations, without being required or qualified to do business in such jurisdiction and without being subject to any unreimbursed or unindemnified Taxes or other expense. Subject to the provisions of Section 9.17(b) below, such wholly-owned Subsidiary shall become a Designated Borrower and a party to this Agreement, and all references to the “Borrowers” shall also include such Designated Borrower, as applicable. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under the Revolving Commitment of any Designated Borrower, such Designated Borrower’s status as a “Designated Borrower” shall terminate upon notice by STERIS plc to the Administrative Agent. Thereafter, the Lenders shall be under no further obligation to make any Revolving Advances to such former Designated Borrower until such time, if ever, as it has been re-designated a Designated Borrower by STERIS plc. This Agreement may be amended as necessary or appropriate, in the reasonable opinion of the Administrative Agent and STERIS plc to effect the provisions of or be consistent with this Section 9.17. Notwithstanding any other provision of this Agreement to the contrary (including Section 9.01), any such deemed amendment may be memorialized in writing by the Administrative Agent with STERIS plc’s consent, but without the consent of any other Lenders, and furnished to the other parties hereto.

(b)    Each Lender’s obligations to make any Revolving Advances to a Designated Borrower are subject to the satisfaction (with the Administrative Agent acting reasonably in assessing whether the conditions precedent have been satisfied) or waiver by each Lender with a Revolving Commitment of the following conditions:

(i)    delivery by STERIS plc, the Designated Borrower and the Administrative Agent of an executed joinder agreement substantially in the form of Exhibit D hereto;

(ii)    the Administrative Agent (or its counsel) receiving organizational documents, resolutions and an incumbency certificate for or in respect of such Designated Borrower and a legal opinion from counsel to the Designated Borrower in form and substance reasonably satisfactory to the Administrative Agent; provided that this condition shall be deemed satisfied to the extent such documents were provided to the Administrative Agent in connection with such Designated Borrower becoming a Guarantor (and are applicable in the context of such Guarantor’s new role as a Borrower);

(iii)    delivery by the Designated Borrower of each note requested by any Lender having a Revolving Commitment;

(iv)    the Administrative Agent receiving information with respect to the Designated Borrower required under applicable “know-your-customer” and anti-money laundering rules and regulations reasonably requested by any Lender having a Revolving Commitment; and

(v)    the Administrative Agent shall be reasonably satisfied that, with respect to any such wholly-owned Subsidiary which is not a Domestic Subsidiary, the applicable Lenders to such Designated Borrower may make Advances and other extensions of credit to such Subsidiary in such person’s jurisdiction of organization in compliance with applicable laws and regulations, without being required or qualified to do business in such jurisdiction and without being subject to any unreimbursed or unindemnified Taxes or other expense.

SECTION 9.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any of the parties hereto, each party hereto (for purposes of this Section 9.18, the “Acknowledging Party”) acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority, and each Acknowledging Party agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to the Acknowledging Party by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to the Acknowledging Party or otherwise conferred on the Acknowledging Party, and that such shares or other instruments of ownership will be accepted by the Acknowledging Party in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

STERIS PLC, as a Borrower and as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Chief Financial Officer

STERIS CORPORATION, as a Borrower and as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Senior Vice President,
Chief Financial Officer and Treasurer

SOLAR NEW US HOLDING CO, LLC, as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

SOLAR NEW US PARENT CO, LLC, as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

SOLAR US ACQUISITION CO, LLC, as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

AMERICAN STERILIZER COMPANY, as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

SYNERGY HEALTH US HOLDINGS, INC., as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

STERIS INC., as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

ISOMEDIX INC., as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

ISOMEDIX OPERATIONS INC., as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

STERIS INSTRUMENT MANAGEMENT SERVICES, INC., as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

STERIS EUROPE, INC., as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

UNITED STATES ENDOSCOPY GROUP, INC., as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	President

SYNERGY HEALTH LIMITED, as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Director

SYNERGY HEALTH HOLDINGS LIMITED, as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Director

SYNERGY HEALTH STERILISATION UK LIMITED, as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Director

SYNERGY HEALTH (UK) LIMITED, as a Guarantor

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Director

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Lender and an Issuing Bank

By:	/s/ Brendan Korb
	Name:	Brendan Korb
	Title:	Vice President

BANK OF AMERICA, N.A., as Lender and an Issuing Bank

By:	/s/ Arthur Byasiima
	Name:	Arthur Byasiima
	Title:	Vice President

KEYBANK NATIONAL ASSOCIATION, as Lender and an Issuing Bank

By:	/s/ Douglas Gardner
	Name:	Douglas Gardner
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Joseph G. Moran
	Name:	Joseph G. Moran
	Title:	Senior Vice President

CITIBANK, N.A.,
as a Lender

By:	/s/ Alvaro De Velasco
	Name:	Alvaro De Velasco
	Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas M. Priedeman
	Name:	Thomas M. Priedeman
	Title:	Assistant Vice President

DNB CAPITAL LLC, as a Lender

By:	/s/ Kristie Li
	Name:	Kristie Li
	Title:	Senior Vice President

By:	/s/ Kristie Birkeland Sorsensen
	Name:	Kristie Birkeland Sorsensen
	Title:	Senior Vice President
Head of Corporate Banking

SANTANDER BANK, N.A., as a Lender

By:	/s/ Thomas F. McNamara
	Name:	Thomas F. McNamara
	Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ross Graney
	Name:	Ross Graney
	Title:	Assistant Vice President

SVENSKA HANDELSBANKEN AB (publ) NEW YORK BRANCH, as a Lender

By:	/s/ Steve Cox
	Name:	Steve Cox
	Title:	Senior Vice President

By:	/s/ Johan Sander
	Name:	Johan Sander
	Title:	Vice President

Schedule I

Commitments

Name of Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$125,000,000.00
Bank of America, N.A.	$125,000,000.00
KeyBank National Association	$125,000,000.00
PNC Bank, National Association	$110,000,000.00
Citibank, N.A.	$110,000,000.00
Sumitomo Mitsui Banking Corporation	$82,500,000.00
U.S. Bank National Association	$82,500,000.00
DNB Capital LLC	$82,500,000.00
Santander Bank, N.A.	$82,500,000.00
HSBC Bank USA, National Association	$40,000,000.00
Svenska Handelsbanken AB (publ) New York Branch	$35,000,000.00

Part I – Lenders (other than UK Non-Bank Lenders)

[Held with the Administrative Agent].

Part II – Lenders (UK Non-Bank Lenders)

None.

Schedule II

Administrative Agent’s Office; Certain Addresses for Notices

If to the Borrowers:

Michael J. Tokich

STERIS Corporation

5960 Heisley Road

Mentor, Ohio 44060

Telephone: 440-392-7134

Facsimile: 440-350-7082

e-mail: Mike_Tokich@steris.com

If to the Administrative Agent:

JPMorgan Chase Bank, N.A., as Administrative Agent

10 South Dearborn

Floor L2

Attn: Nanette Wilson

Chicago, IL 60603

Facsimile: 844-490-5663

e-mail: Nanette.wilson@jpmorgan.com;

JPM.Agency.Servicing.1@jpmorgan.com

With a copy to (for Alternative Currency Advances and Letters of Credit):

c/o J.P. Morgan Europe Limited

Loans Agency 6th floor

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

e-mail: loan_and_agency_london@jpmorgan.com

Schedule III

Swingline Commitments

Name of Lender	Swingline Commitment
JPMorgan Chase Bank, N.A.	$37,500,000
PNC Bank National Association	$37,500,000

Schedule IV

Existing Letters of Credit

[Held with the Administrative Agent]

Schedule 4.01(f)

Legal Proceedings

1.	FDA Warning Letter received May 31, 2012 by Albert Browne Limited, a subsidiary of STERIS Corporation

Schedule 5.01(i)

Affiliate Transactions

None.

Schedule 5.02(a)

Liens

None.

Schedule 5.02(e)

Subsidiary Indebtedness

None.

EXHIBIT A

FORM OF NOTICE OF BORROWING

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

[10 South Dearborn Street, Floor L2

Chicago, Illinois 60603-2300

Attention: Nanette Wilson

Telecopy No.: 844-490-5663

Email: Nanette.wilson@jpmorgan.com

    jpm.agency.servicing.4@jpmchase.com]1

[c/o J.P. Morgan Europe Limited

Loans Agency 6th floor

25 Bank Street, Canary Wharf

London E145JP

United Kingdom

e-mail: loan_and_agency_london@jpmorgan.com]2

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 23, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among STERIS plc, STERIS Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Guarantors and Lenders from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower executing this notice hereby requests a Borrowing in accordance with Section 2.02 of the Credit Agreement:

1.	On (a Business Day).

2.	In the aggregate principal amount of [3]

[1]	To be used for Advances denominated in Dollars.
[2]	To be used for Advances denominated in an Alternative Currency.
[3]	Must comply with definition of Applicable Minimum Amount.

3.	Type of Borrowing (Base Rate Advance or Eurocurrency Rate Advance):

4.	Agreed currency:

5.	Initial Interest Period (if a Eurocurrency Rate Advance): months.

6.	[The location and number of the applicable Borrower’s account to which the proceeds of the Borrowing are to be disbursed has been previously provided to the Administrative Agent in writing and the Administrative Agent is authorized to send such proceeds to such account;] [The Borrower hereby designates the following account for the disbursement of the proceeds of the Borrowing, and the Administrative Agent is authorized to send such proceeds to the following account and to disregard any previously provided account instructions when distributing the proceeds of this Borrowing: ]

7.	If conditioned on the occurrence of any event, description of such event:

[Signature Page Follows.]

[STERIS plc]

[STERIS CORPORATION]

[DESIGNATED BORROWER]

By:
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Assignment Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the letters of credit included in such facilities8) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[4]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[5]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[6]	Select as appropriate.
[7]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[8]	Include all applicable sub-facilities.

1.    Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.    Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]]

3.    Borrower(s):

4.    Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.    Credit Agreement: Credit Agreement, dated as of March 23, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among STERIS plc, STERIS Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent and the Guarantors and the Lenders from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

6.    Assigned Interest[s]:9

Assignor[s][10]	Assignee[s][11]	Aggregate Amount of Commitment /Advances for all Lenders[12]	Amount of Commitment/ Advances Assigned	Percentage Assigned of Commitment/ Advances[13]		CUSIP Number
		$	$		%

		$	$		%

		$	$		%

[9]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.
[10]	List each Assignor, as appropriate.
[11]	List each Assignee and, if available, its market entity identifier, as appropriate.
[12]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the trade date and the Assignment Date.
[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

[7.    Trade Date:                     ]14

Assignment Date:             , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[14]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the trade date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][15]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][16]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[JPMORGAN CHASE BANK, N.A., as Administrative Agent][17]

By:
Title:

Consented to:

[15]	Add additional signature blocks as needed. Include both fund/pension plan and manager making the trade (if applicable).
[16]	Add additional signature blocks as needed.
[17]	If required under the Credit Agreement.

[JPMORGAN CHASE BANK, N.A., as Swingline Lender and Issuing Bank][18]

By:
Title:

[BANK OF AMERICA, N.A., as Issuing Bank][19]

By:
Title:

[KEYBANK NATIONAL ASSOCIATION, as Issuing Bank][20]

By:
Title:

[PNC BANK NATIONAL ASSOCIATION, as Swingline Lender][21]

By:
Title:

Consented to:

[STERIS plc][STERIS CORPORATION][DESIGNATED BORROWER

By:
Title:

[18]	If required under the Credit Agreement. Add any other Swingline Lenders or Issuing Banks as applicable.
[19]	If required under the Credit Agreement.
[20]	If required under the Credit Agreement.
[21]	If required under the Credit Agreement.

[                    ]22

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.    Representations and Warranties.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07 of the Credit Agreement), (iii) from and after the Assignment Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 4.01(e) or 5.01(j) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate

[22]	Describe Credit Agreement at option of Administrative Agent.

at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    UK Tax Matters.23

2.1    The New Lender confirms, for the benefit of the Administrative Agent and without any liability to any Loan Party, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].[24]

2.2    [The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance and falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account chargeable interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.][25]

2.3    [The New Lender confirms that it holds a passport under the HMRC DT Treaty Passport scheme (reference number [    ]) and is tax resident in [                    ]26, so that interest payable to it by borrowers is generally subject to the full exception from UK withholding tax, and requests that the Borrower notify:

(a)	each relevant Borrower which is a party as a Borrower as at the Transfer Date; and

[23]	The following confirmations should be included, as applicable, in respect of the assignment of a loan made to STERIS plc or any Borrower incorporated or resident for tax purposes in the United Kingdom.
[24]	Delete as applicable – each New Lender is required to confirm which of these three categories it falls within.
[25]	Include if New Lender comes within paragraph (i)(2) of the definition of Qualifying Lender.
[26]	Insert jurisdiction of tax residence.

(b)	each relevant Borrower which becomes a Borrower after the Transfer Date,

that it wishes that scheme to apply to the Credit Agreement.]27]

3.    Payments. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Assignment Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Assignment Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Assignment Date to [the][the relevant] Assignee.

4.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[27]	Include if New Lender holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Credit Agreement.

STRICTLY CONFIDENTIAL

STB DRAFT: 3/6/18

EXHIBIT C-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 23, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among STERIS plc, STERIS Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT C-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-US Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 23, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among STERIS plc, STERIS Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT C-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-US Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 23, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among STERIS plc, STERIS Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20[    ]

EXHIBIT C-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 23, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among STERIS plc, STERIS Corporation, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20[    ]

Exhibit D

[FORM OF] BORROWER JOINDER AGREEMENT

This Borrower Joinder Agreement (this “Agreement”) dated as of [            ] is among STERIS Corporation (“STERIS Corporation”), STERIS plc (“STERIS plc”), [                     ] (the “New Designated Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement referred to below.

RECITALS

WHEREAS, reference is made to the Credit Agreement dated as of March 23, 2018 (as amended, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), among STERIS Corporation, as a Borrower, STERIS plc, as a Borrower, the Guarantors parties thereto from time to time, the Lenders parties thereto and the Administrative Agent.

WHEREAS, pursuant to and subject to the terms of Section 9.17 of the Credit Agreement, STERIS plc may designate any wholly-owned Subsidiary as a Borrower under any Revolving Commitments;

WHEREAS, the New Designated Borrower is a wholly-owned Subsidiary of STERIS plc;

WHEREAS, STERIS plc and the New Designated Borrower desire that the New Designated Borrower become a Designated Borrower under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of each Lender to make Revolving Advances to the New Designated Borrower that STERIS plc, the New Designated Borrower and the Administrative Agent shall have executed and delivered this Agreement to the Administrative Agent.

Accordingly, the parties hereto agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Designation. STERIS plc hereby designates the New Designated Borrower as a Borrower under the Revolving Commitments.

Section 3. Joinder. Upon execution of this Agreement by STERIS plc, the New Designated Borrower and the Administrative Agent and the satisfaction of the other applicable conditions set forth in Section 9.17, the New Designated Borrower shall be a party to the Credit Agreement and a “Designated Borrower” and a “Borrower” for all purposes thereof. The New Designated Borrower hereby agrees to be bound by all provisions of the Credit Agreement and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Designated Borrower and a Borrower under the Credit Agreement and the other Loan Documents.

Section 4. Representations and Warranties. The New Designated Borrower hereby represents and warrants as of the date hereof after giving effect hereto that the representations and warranties of the Loan Parties set forth in Sections 4.01(a) through (d) of the Credit Agreement are, as to the New Designated Borrower and assuming each reference to “this Agreement” in such representations and warranties is a reference to this Agreement, true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects as so qualified) on and as of such date.

Section 5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 6. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 7. Miscellaneous. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Borrower Joinder Agreement to be duly executed and delivered as of the day and year first above written.

STERIS plc, as a Borrower

By:
Name:
Title:

STERIS CORPORATION, as a Borrower

By:
Name:
Title:

[ ], as the New Designated Borrower

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as the Administrative Agent

By:
Name:
Title:

Exhibit E

[FORM OF] GUARANTOR JOINDER AGREEMENT

This Guarantor Joinder Agreement (this “Agreement”) dated as of [                    ] is made by each of the parties on Schedule I hereto (the “Additional Guarantors”), in favor of JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement referred to below.

RECITALS

WHEREAS, reference is made to the Credit Agreement dated as of March 23, 2018 (as amended, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”), among STERIS plc (“STERIS plc”), as a Borrower, STERIS Corporation (“STERIS Corporation”), as a Borrower, the Guarantors parties thereto from time to time, the Lenders parties thereto and the Administrative Agent.

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make Advances to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, each Additional Guarantor is a wholly-owned Subsidiary of STERIS plc;

WHEREAS, the proceeds of the Advances will be used in part to enable the Borrowers to make valuable transfers to the Additional Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Additional Guarantor acknowledges that it will derive a substantial direct or indirect benefit from the making of the Advances; and

Accordingly, the parties hereto agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Joinder. As of the date hereof, each Additional Guarantor hereby agrees that it shall become a “Guarantor” under and for all purposes of the Credit Agreement with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor under the Credit Agreement and the other Loan Documents, including those set forth in ARTICLE VIII of the Credit Agreement.

Section 3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 5. Miscellaneous. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Additional Guarantors have caused this Guarantor Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[ ][28]

By:
Name:
Title:

Acknowledged:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[28]	Insert applicable legal names

Schedule I